SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                 FORM 8-K*


                          CURRENT REPORT PURSUANT
                       TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): March 15, 2002


                                AZURIX CORP.
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           (Exact Name of Registrant as Specified in Its Charter)


                                  Delaware
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               (State or Other Jurisdiction of Incorporation)


           001-15065                                     76-0589114
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    (Commission File Number)             (IRS Employer Identification No.)


     1400 Smith Street, Houston, Texas                      77002
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(Address of Principal Executive Offices)                 (Zip Code)


                               (713) 853-6161
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            (Registrant's Telephone Number, Including Area Code)


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       (Former Name or Former Address, if Changed Since Last Report)


    * The Company is not subject to the filing requirements of the Securities Exchange Act of 1934. This current report is filed pursuant to contractual obligations imposed on the Company by an Indenture, dated as of February 18, 2000, under which the Company is the issuer of certain debt.



Item 5. Other Events.

         On March 15, 2002, the Province of Buenos Aires took over operation of the water and wastewater system that is the subject of the concession that was granted to Azurix Corp.'s 90% indirect subsidiary Azurix Buenos Aires S.A. The disputes between Azurix and Azurix Buenos Aires, on the one hand, and the Province and the Republic of Argentina, on the other, continue.

         On March 21, 2002, the United States District Court for the Southern District of Texas granted the defendants' motion to dismiss all claims consolidated under the name In re Azurix Corp. Securities Litigation previously disclosed. The period for the plaintiffs to appeal has not yet expired.

         On March 25, 2002, Azurix Corp. announced an agreement to sell all of the outstanding stock of its wholly owned indirect subsidiary Wessex Water Ltd. to YTL Utilities (UK) Limited, a wholly owned subsidiary of YTL Power International Berhad. Azurix Corp. also announced that in conjunction with the proposed sale of Wessex, Azurix Corp. will be tendering for all of its outstanding senior notes and soliciting consents to approve the sale of Wessex at a total purchase price of 88% of par. The definitive agreement referred to in the press release is filed as Exhibit 2.1 hereto.

Item 7. Financial Statements and Exhibits.

         (c )     Exhibits.

                  2.1 Sale and Purchase Agreement, dated March 25, 2002, between Azurix Europe Ltd. and YTL Utilities (UK) Limited.

                  99.1 Press Release issued by Azurix Corp. dated March 25,
2002.



                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      AZURIX CORP.


Date: March 26, 2002                  By:   /s/ Timothy J. Dorsey
                                            ----------------------------------
                                            Timothy J. Dorsey
                                            Vice President and General Counsel



                               EXHIBIT INDEX


Exhibit                             Description
------                              -----------

2.1 Sale and Purchase Agreement, dated March 25, 2002, between Azurix Europe Ltd. and YTL Utilities (UK) Limited.

99.1                                Press release issued by Azurix Corp.
                                    dated March 25, 2002.



                                                                    Exhibit 2.1

                               25 March 2002




                             AZURIX EUROPE LTD



                                    and



                         YTL UTILITIES (UK) LIMITED



                        SALE AND PURCHASE AGREEMENT
                                    FOR
                     THE ENTIRE ISSUED SHARE CAPITAL OF
                              WESSEX WATER LTD




                  Skadden, Arps, Slate, Meagher & Flom LLP
                             One Canada Square
                               London E14 5DS
                           Tel: +44 207 519 7000
                                Ref: MEH/AMJ



                             TABLE OF CONTENTS

                                                                          Page

1.    DEFINITIONS AND INTERPRETATION.......................................1

2.    SALE OF THE SHARES AND CONSIDERATION................................10

3.    CONDITIONS PRECEDENT................................................11

4.    PRE-COMPLETION UNDERTAKINGS; TRANSACTION COVENANTS..................13

5.    COMPLETION..........................................................16

6.    WARRANTIES..........................................................19

7.    TERMINATION.........................................................25

8.    TAX MATTERS.........................................................26

9.    ENTIRE AGREEMENT....................................................28

10.   VARIATION...........................................................28

11.   ASSIGNMENT..........................................................29

12.   COSTS...............................................................29

13.   CONFIDENTIALITY.....................................................32

14.   SET-OFF.............................................................33

15.   INVALIDITY..........................................................33

16.   COUNTERPARTS........................................................34

17.   WAIVER..............................................................34

18.   SURVIVAL............................................................34

19.   FURTHER ASSURANCE...................................................34

20.   NOTICES.............................................................34

21.   GOVERNING LAW; JURISDICTION.........................................36

SCHEDULE 1  SELLER INFORMATION............................................i

SCHEDULE 2  GROUP COMPANIES INFORMATION...................................i

SCHEDULE 3  COMPLETION....................................................i

SCHEDULE 4  WARRANTIES....................................................i

SCHEDULE 5  PURCHASE PRICE ADJUSTMENT.....................................i



THIS AGREEMENT is made on 25 March 2002

BETWEEN:

o Azurix Europe Ltd, a private company limited by shares incorporated in England and Wales with registered number 03570749 (the "Seller"), particulars of which are set out in Schedule 1 (Seller Information); and

o YTL Utilities (UK) Limited, a private company limited by shares incorporated in England and Wales with registered number 4341837 (the "Purchaser").

WHEREAS:

(A) Wessex Water Ltd, a private company limited by shares incorporated in England and Wales with registered number 2366633 (the
         "Company"), particulars of which are set out in Schedule 2 (Group Companies Information), carries on the Sale Business.

(B) The Seller is the sole legal and beneficial owner of all the Ordinary Shares (as defined herein), which constitute all of the issued and outstanding share capital of the Company (the
         "Shares").

(C) The Seller has agreed to sell the Shares to the Purchaser for the Price Consideration (as defined herein) and upon the terms and subject to the Conditions (as defined herein) set out in this Agreement.

(D) The Seller will discharge all amounts due under the Credit Agreement (as defined herein) out of proceeds of the sale of the Shares and, accordingly, the Seller has made arrangements for the charge over the Shares to be released on Completion.

(E) The Purchaser has delivered to the Seller (i) undertakings in the agreed form from YTL Corporation Berhad agreeing to vote in favour of a resolution approving the transactions contemplated in this Agreement and (ii) a guarantee in the agreed form from YTL Power (as defined herein) of the obligations of the Purchaser under this Agreement (the "Guarantee").

(F) The Purchaser has consented to the entry into by the Seller and each of the Company and WWS (as defined herein) (as the case may be) of the Deed of Access (as defined herein) and the Deed of Settlement (as defined herein).

IT IS AGREED as follows:

1.       DEFINITIONS AND INTERPRETATION

         1.1 Definitions. In this Agreement, the following terms shall have the following meanings:



"2001 Accounts"                          has the meaning set out in sub-clause
                                         3.1(d);

"Affiliate"                              means, in respect of any person, a
                                         person that directly, or
                                         indirectly through one or more
                                         intermediaries, controls, is
                                         controlled by, or is under common
                                         control with, the person
                                         specified, where "control" means
                                         the possession, directly or
                                         indirectly, of the power to direct
                                         or cause the direction of the
                                         management policies of a person,
                                         whether through the ownership of
                                         voting securities, by contract, as
                                         trustee or executor, or otherwise.
                                         For the purposes of this
                                         Agreement, (a) from and after
                                         Completion each of the Group
                                         Companies shall be deemed an
                                         Affiliate of the Purchaser and
                                         shall cease to be an Affiliate of
                                         the Seller; and (b) Enron shall be
                                         deemed to be an Affiliate of the
                                         Seller;

"Agreement"                              means this agreement for the sale
                                         and purchase of the Shares between
                                         the Seller and the Purchaser,
                                         together with the schedules, the
                                         Disclosure Letter and the Second
                                         Disclosure Letter;

"Azurix"                                 means Azurix Corp., a Delaware
                                         corporation;

"Bankruptcy Court"                       has the meaning set out in sub-clause
                                         3.1(b);

"Bankruptcy Court Order"                 has the meaning set out in sub-clause
                                         3.1(b);

"Bonds"                                  means the Dollar-denominated
                                         103/8% Senior Notes due 2007,
                                         Sterling - denominated 103/8%
                                         Senior Notes due 2007 and Dollar -
                                         denominated 103/4% Senior Notes
                                         due 2010 issued by Azurix pursuant
                                         to the Indenture;

"Break Fee"                              has the meaning set out in sub-clause
                                         12.2(a);

"Bristol Water Trust Loan"               means a loan of a principal amount
                                         of (pound)73 million to the Seller
                                         as borrower from Marlin Water
                                         Trust (a Delaware Business Trust )
                                         as lender created in 1998 and
                                         subsequently novated (and restated
                                         and amended ) to Bristol Water
                                         Trust (a Delaware Business Trust)
                                         as lender and bearing interest at
                                         6.25%;

"Business Day"                           means a day (excluding Saturdays
                                         and Sundays, if applicable) on
                                         which banks generally are open in
                                         London for the transaction of
                                         normal banking business;

"Claim" means any claim made by a party to this Agreement against or to the other party, its Affiliates or representatives arising out of or in connection with this Agreement or the transactions contemplated hereby, or referred to herein, howsoever arising, including
                                         Claims (as so defined) arising
                                         from a breach by the relevant
                                         party of its obligations under
                                         this Agreement, including the
                                         Warranties provided herein;

"Claim Threshold"                        has the meaning set out in sub-clause
                                         6.4(a);

"Companies Act"                          means the Companies Act 1985;

"Company"                                has the meaning set out in the
                                         Recitals to this Agreement;

"Company Loan"                           means the indebtedness due from
                                         the Seller to the Company pursuant
                                         to a loan agreement between the
                                         Seller and the Company dated 15
                                         April 1999;

"Competent Authority"                    means any legal person (including
                                         any Governmental Entity) having
                                         powers and/or authority at Law
                                         and/or any court of law or
                                         tribunal;

"Completion"                             means completion of the sale and
                                         purchase of the Shares in
                                         accordance with Clause 5;

"Completion Company Loan Amount"         has the meaning set out in sub-clause
                                         5.6(a);

"Completion Date"                        means the date on which Completion
                                         occurs in accordance with
                                         sub-clause 5.1;

"Conditions"                             means the conditions precedent to the
                                         sale and purchase of the Shares
                                         set out in sub-clause 3.1;

"Confidentiality Agreement"              means the letter agreement between
                                         the Purchaser and Azurix dated 28
                                         December 2001;

"Costs" means liabilities, judgments, fines, losses, damages, actions, demands, assessments, claims, obligations, payments, settlements, compromises, costs and expenses (including reasonable legal fees and expenses and any irrecoverable amounts in respect of VAT), in each case of any nature whatsoever;

"Credit Agreement"                       means the Seller's (pound)400
                                         million second supplemental credit
                                         facility with Westdeutsche
                                         Landesbank Girozentrale dated 26
                                         February 2002;

"Deed of Access"                         means the Deed of Access to
                                         Records and Maintenance of
                                         Insurance in the agreed form;

"Deed of Settlement"                     means the Deed of Settlement in the
                                         agreed form;

"Defaulting Party"                       has the meaning set out in sub-clause
                                         3.4(b);

"defendant"                              has the meaning set out in sub-clause
                                         6.10(a);

"DGWS" means the Director General of Water Services, as such persons are empowered under the Water
                                         Industry Act 1991, as amended, and
                                         the Secretary of State for the
                                         Environment;

"Disclosed Matters"                      means: (a) any fact, matter, event
                                         or circumstance which is fairly
                                         disclosed in this Agreement or in
                                         the Group Company Data; and (b)
                                         any fact, matter, event or
                                         circumstance expressly set out in
                                         the Disclosure Letter;

"Disclosure Letter"                      means the letter of the same date
                                         as this Agreement from the Seller
                                         to the Purchaser (together with
                                         its attachments);

"Enron"                                  Enron Corp., an Oregon
                                         corporation, and its subsidiaries
                                         and excluding, for the avoidance
                                         of doubt, Azurix and its
                                         subsidiary undertakings and the
                                         Group;

"Facility"                               means the (pound)150 million
                                         revolving credit facility between
                                         WWS and Bayerische Landesbank
                                         Girozentrale dated 22 March 2002,
                                         a copy of which is annexed to the
                                         Disclosure Letter;

"Fees"                                   has the meaning set out in sub-clause
                                         12.5(c);

"GAAP"                                   means generally accepted accounting
                                         principles in the United Kingdom;

"Governmental Entity"                    means any local, regional,
                                         national or foreign administrative
                                         agency, authority, arbitral
                                         tribunal, court, commission,
                                         department, division or other
                                         governmental or regulatory body,
                                         including the DGWS, OFWAT, the
                                         Department of Trade and Industry
                                         and the Department for
                                         Environment, Food and Rural
                                         Affairs;

"Group" means the Company and its subsidiary undertakings, particulars of which are set out or referred to in Schedule 2
                                         (Group Companies Information);

"Group Company"                          means the Company or any other
                                         member of the Group and "Group
                                         Companies" shall be construed
                                         accordingly;

"Group Company Data"                     means, collectively, the
                                         information and documents provided
                                         by the Seller to the Purchaser in
                                         connection with the Purchaser's
                                         due diligence of the Group, the
                                         indexes of which are in the agreed
                                         form;

"Group Relief Agreements"                means the agreements entered into
                                         between WWS and the Seller in
                                         respect of group relief included
                                         in the Group Company Data;

"Guarantee"                              has the meaning set out in the
                                         Recitals to this Agreement;

"Incentive Bonus"                        means an incentive bonus equal to
                                         (pound) 400,000 in aggregate
                                         (inclusive of PAYE and primary
                                         (employees) and secondary
                                         (employers) Class 1 NIC to be
                                         deducted or paid by the Company in
                                         respect thereof) to be paid to
                                         certain Group employees;

"Indenture"                              means Azurix's indenture dated as
                                         of 18 February 2000 in connection
                                         with the Bonds;

"Information Agent"                      means Mellon Investor Services
                                         LLC, or any other person, which
                                         acts as information agent in
                                         connection with the tender offer
                                         and consent solicitation in
                                         relation to the Bonds;

"Initial Consideration"                  has the meaning set out in sub-clause
                                         2.2(a);

"Instrument of Appointment"              means the Instrument of
                                         Appointment dated August 1989 of
                                         WWS as a water and sewerage
                                         undertaker under the Water Act
                                         1989;

"Laws" or "Law"                          means any applicable statute,
                                         rule or regulation;

"LIBOR" means the mean of the London Interbank Offered Rate for six (6) months in pounds sterling quoted in the Financial Times in respect of any day or, if such day is not a Business Day, in respect of the immediately preceding Business Day or, if the Financial Times is no longer published or no longer quotes LIBOR, as announced or quoted by Barclays Bank PLC (or its successor for the time being);

"Liens" means any liens, pledges, charges (fixed or floating), claims, mortgages, debentures, options, rights to acquire, assignment by way of security, trust arrangement for the purpose of providing security or security interests of any kind, including retention arrangements or other encumbrances and any agreement to create the foregoing;

"Moody's"                                means Moody's Investors Service Inc.;

"Non-Defaulting Party"                   has the meaning set out in sub-clause
                                         3.4(b);

"obligee"                                has the meaning set out in sub-clause
                                         6.10;

"OFWAT"                                  means the Office of Water Services;

"Ordinary Shares"                        means 219,585,986 ordinary shares
                                         of (pound)0.60 each in the capital
                                         of the Company (being all of the
                                         issued share capital of the
                                         Company);

"Outstanding Amount"                     has the meaning set out in paragraph
                                         (s) of Part I of  Schedule 3
                                         (Completion);

"parent undertaking"                     shall be construed in accordance with
                                         section 258 of the Companies Act;

"Presentation"                           means the Company's presentation
                                         to the Purchaser regarding the
                                         Sale Business, including materials
                                         distributed to representatives of
                                         the Purchaser in connection with
                                         such presentation and provided in
                                         the Group Company Data;

"Price Consideration"                    has the meaning set out in sub-clause
                                         2.2(b);

"Purchaser Damages"                      means any and all Costs suffered
                                         by the Purchaser or any of its
                                         Affiliates arising out of or
                                         resulting from a breach by the
                                         Seller of sub-clause 6.1(a) or any
                                         Seller Warranty;

"Purchaser Letter of Credit"             has the meaning set out in sub-clause
                                         5.6(a);

"Purchaser's Group"                      means the Purchaser and its
                                         subsidiary undertakings and parent
                                         undertakings and subsidiary
                                         undertakings of such parent
                                         undertakings, including, for the
                                         avoidance of doubt, each Group
                                         Company following Completion;

"Purchaser Warranties"                   means the warranties set out in Part
                                         II of Schedule 4 (Warranties);

"S&P"                                    means Standard & Poor's Ratings Group,
                                         a division of The McGraw-Hill
                                         Companies Inc.;

"Sale Business"                          means all businesses conducted by
                                         the Group Companies (or any of
                                         them) as at the date of this
                                         Agreement, including the provision
                                         of water and sewerage services by
                                         WWS under the Instrument of
                                         Appointment;

"Second Break Fee"                       has the meaning set out in sub-clause
                                         12.3(a);

"Second Disclosure Letter"               means a letter (together with
                                         attachments) provided by the
                                         Seller to the Purchaser
                                         immediately prior to Completion
                                         with reference to the facts and
                                         circumstances then prevailing
                                         which are not referred to in the
                                         Disclosure Letter and which would
                                         be necessary to render the Seller
                                         Warranties true and accurate if
                                         they were to be repeated at
                                         Completion;

"Seller Damages"                         means any and all Costs suffered
                                         by the Seller or any of its
                                         Affiliates arising out of or
                                         resulting from a breach by the
                                         Purchaser of sub-clause 6.1(b) or
                                         any Purchaser Warranty;

"Seller's Group"                         means the Seller and its
                                         subsidiary undertakings and parent
                                         undertakings and subsidiary
                                         undertakings of such parent
                                         undertakings, excluding, for the
                                         avoidance of doubt, each Group
                                         Company and Enron;

"Seller Warranties"                      means the warranties set out in
                                         Part I of Schedule 4 (Warranties);

"Shares"                                 has the meaning set out in the
                                         Recitals to this Agreement;

"subsidiary" and "subsidiaries"          shall be construed in accordance with
                                         sections 736 and 736A of the
                                         Companies Act;

"subsidiary undertaking"                 shall be construed in accordance with
                                         section 258 of the Companies
                                         Act;

"Supplemental Indenture"                 means an amendment or supplement
                                         to the Indenture that permits the
                                         consummation of the transactions
                                         set out in this Agreement on the
                                         terms set out in this Agreement;

"tax" or "taxation"                      means and includes all forms of
                                         taxation and statutory,
                                         governmental, supra-governmental,
                                         state, principal, local
                                         governmental or municipal
                                         impositions, duties, contributions
                                         and levies, in each case whether
                                         of the United Kingdom or elsewhere
                                         and whenever imposed, and all
                                         penalties, charges, costs and
                                         interest relating thereto and
                                         without limitation all employment
                                         taxes and any deductions or
                                         withholdings of any sort;

"Taxes Act"                              means the Income and Corporation Taxes
                                         Act 1988 of the United Kingdom;

"Third Party Claim"                      has the meaning set out in sub-clause
                                         6.10;

"VAT"                                    means the Value Added Tax imposed
                                         by VATA;

"VATA"                                   means the Value Added Tax Act 1994;

"Warranties"                             means the warranties set out in
                                         Schedule 4 (Warranties);

"working hours"                          means 9.00 a.m. to 6.00 p.m. (UK time)
                                         on a Business Day and "close of
                                         business" shall mean 6.00 p.m.
                                         (UK time) on the relevant day;

"WWS"                                    Wessex Water Services Ltd, a
                                         wholly-owned subsidiary of the
                                         Company; and

"YTL Power"                              YTL Power International Berhad,
                                         the parent of the Purchaser.



         In addition, the terms defined and used in Schedule 5 (Purchase Price Adjustment) shall have the meanings set out therein.

         1.2 Defined expressions. In this Agreement, unless the context otherwise requires:

                  (a) references to "persons" or "undertakings" shall include individuals, bodies corporate (wherever incorporated), unincorporated associations, partnerships and other unincorporated bodies (in each case, wherever resident and for whatever purpose);

                  (b) words defined in the singular have the corresponding meaning in the plural and vice versa;

                  (c) any reference to "materiality" or "material" or any similar expression shall be construed in the context of the Group taken as a whole;

                  (d) references to "representatives" shall include directors, officers, employees, controlling shareholders (including for this purpose in respect of the Seller, Enron), legal counsel, accountants, financial advisers, agents and other advisers, consultants and representatives;

                  (e) references to Clauses, sub-clauses, schedules and paragraphs are to the clauses and sub-clauses of and schedules to this Agreement and to the paragraphs in such schedules respectively;

                  (f) any reference to a document "in the agreed form" is to the form of the relevant document agreed between the parties prior to the signing of this Agreement and for the purpose of identification initialled by each of them or on their behalf (in each case with such initialled amendments as may be agreed by or on behalf of the Seller and the Purchaser) or such other document, undertaking or agreement (which shall be in writing) as the Seller and the Purchaser may in their absolute discretion agree in substitution therefor;

                  (g) references to "so far as the Seller is aware" (or similar expressions) shall mean to the actual knowledge of Timothy J. Dorsey, J. Michael Anderson, Colin Skellett and Andrew J. Phillips and the knowledge they would have had had they made due enquiry of the Company;

                  (h) references to "including" shall mean "including, without limitation"; and

                  (i) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the English legal term.

         1.3 Schedules. The Schedules form part of this Agreement and shall have the same effect as if expressly set out in the body of this Agreement. Accordingly, any reference to "this Agreement" shall include the Schedules.

         1.4 Descriptive Headings. The headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

2.       SALE OF THE SHARES AND CONSIDERATION

         2.1 Sale and Purchase.

                  (a) At Completion, and subject to the Conditions being fulfilled or, where permitted, waived, the Seller agrees to sell and transfer, and the Purchaser agrees to purchase, the Shares with effect from the close of business on the Completion Date on the terms that the same shall be sold on the basis that the same covenants shall be deemed to be given by the Seller on Completion as are implied under Part I of the Law of Property (Miscellaneous Provisions) Act 1994 where a disposition is expressed to be made with full title guarantee.

                  (b) The Shares shall be sold free from all Liens, equities or other third party rights (including rights of pre-emption) of any nature whatsoever, except for those created by the Purchaser or arising out of ownership of the Shares by the Purchaser.

                  (c) From and after Completion, the Purchaser shall be entitled to exercise all rights which now are, or at any time hereafter may become, attached or accruing to the Shares including, without limitation, the right to receive all dividends, distributions or any return on capital declared, made or paid with effect from Completion.

         2.2 Price.

                  (a) The initial consideration payable by the Purchaser to the Seller for the Shares shall be an amount equal to (pound)544.60 million (the "Initial Consideration"), payable in cash on Completion.

                  (b) The Initial Consideration shall be adjusted in accordance with Schedule 5 (Purchase Price Adjustment) and sub-clause 2.3 (such consideration, as adjusted, herein referred to as the "Price Consideration").

                  (c) The Price Consideration and the Purchaser's obligations under sub-clause 5.6(a) shall together constitute the consideration for the Shares.

         2.3 Price Reduction. If any payment is made by the Seller to the Purchaser under or in respect of any breach of any provision of this Agreement (including any payment pursuant to any Claim), the payment shall so far as possible be treated as a reduction in the Price Consideration and that consideration shall accordingly be deemed to have been reduced by the amount of such payment.

3.       CONDITIONS PRECEDENT

         3.1 Conditions. Completion of the sale and purchase of the Shares shall be conditional upon the following conditions having been fulfilled or waived in accordance with sub-clause 3.2:

                  (a) Azurix having obtained the consent of the holders of at least a majority in principal amount of each series of Bonds (other than Bonds deemed not to be outstanding pursuant to Section 2.10 of the Indenture) to the consummation of the transactions set out in this Agreement on the terms set out in this Agreement without, for the avoidance of doubt, the Purchaser, any of its Affiliates or any other person acting on its or their behalf either assuming or otherwise becoming an obligor with respect to the Bonds or purchasing or otherwise making any payment in respect of the Bonds or to the holders thereof;

                  (b) Enron having obtained a final order (the "Bankruptcy Court Order") from the United States Bankruptcy Court for the Southern District of New York, or such other court having jurisdiction over its bankruptcy case (the "Bankruptcy Court") (which order shall not have been amended, appealed, stayed or revoked), confirming that Enron appointed directors to Azurix or any Azurix direct or indirect shareholder in voting as members of such boards, exercised their authority appropriately to approve the sale of the Shares by the Seller to the Purchaser pursuant to this Agreement;

                  (c) the passing at a duly convened and held general meeting of YTL Power of the resolution referred to in the Guarantee; and

                  (d) the Purchaser having received the audited consolidated accounts of the Group for the year ended 31 December 2001 (the "2001 Accounts") substantially in the terms of the draft attached to the Disclosure Letter save for any qualification relating to the repayment of the Company Loan.

3.2 Waiver. The Purchaser may waive the Conditions in sub-clauses 3.1 (c) and (d) (either in whole or in part) at any time by written notice to the Seller. The Seller may waive the Conditions in sub-clause 3.1(a) and (b) (either in whole or in part) at any time with the consent of the Purchaser (not to be unreasonably withheld or delayed).

         3.3 Satisfaction of Conditions. Promptly following the execution of this Agreement:

                  (a) the Seller shall use all reasonable endeavours to procure that Azurix distributes the tender offer/consent solicitation document (in substantially the form attached to the Disclosure Letter, subject to completion of missing information and such amendments and supplements as Azurix may reasonably determine are necessary) to holders of the Bonds and commences the solicitation of the consents required to fulfil the Condition in sub-clause 3.1(a) and thereafter uses all reasonable endeavours to obtain consents from bondholders (for the avoidance of doubt, without being obligated to increase the price offered for the Bonds or the consents or to extend time periods beyond those required by Law or the Indenture);

                  (b) the Seller shall use all reasonable endeavours to procure that Enron prepares, files and prosecutes a motion for the Bankruptcy Court Order;

                  (c) the Purchaser shall use all reasonable endeavours to procure that the Condition specified in sub-clause 3.1(c) is fulfilled as soon as reasonably practicable after the date of this Agreement and shall notify the Seller immediately upon satisfaction of the Condition and deliver to the Seller an officer's certificate of the Purchaser certifying that the resolution in the Guarantee has been duly passed by the shareholders of YTL Power and a copy of such resolution certified by a director or secretary of YTL Power as true and correct; and

                  (d) the Seller shall notify the Purchaser immediately upon satisfaction of each of the Conditions in sub-clause 3.1(a), (b) and
(d) and deliver to the Purchaser:

                           (i) in relation to sub-clause 3.1(a), certified
evidence from the Information Agent of the consent solicitation that the consents of the holders of at least a majority in principal amount of each series of Bonds have been received;

                           (ii) in relation to sub-clause 3.1(b), a
certified copy of the Bankruptcy Court Order; and

                           (iii) in relation to sub-clause 3.1(d), a
certified copy of the 2001 Accounts.

         3.4 Satisfaction of Completion Arrangements.

                  (a) Neither party is obliged to complete this Agreement unless the other party complies with all its obligations under sub-clauses 5.2, 5.3, 5.4 and 5.5, as applicable, and Schedule 3 (Completion) (other than with regard to minor matters to be complied with by the Seller or the Purchaser, as the case may be, the absence of which would reasonably not be considered detrimental to the Seller or the Purchaser, as the case may be).

                  (b) If Completion does not take place when it is required pursuant to sub-clause 5.1 because a party (the "Defaulting Party") fails to comply with any of its obligations under sub-clauses 5.2, 5.3, 5.4 or 5.5, as applicable, and Schedule 3 (Completion) (other than with regard to minor matters to be complied with by the Seller or the Purchaser, as the case may be, the absence of which would reasonably not be considered detrimental to the Seller or the Purchaser, as the case may be) the other party (the "Non Defaulting Party") may by notice to the Defaulting Party of not less than five (5) Business Days specify a new date for Completion which is not more than ten (10) Business Days after the date originally scheduled for Completion and, if upon such date the Defaulting Party does not comply with all obligations under sub-clauses 5.2, 5.3, 5.4 or 5.5, as applicable, and Schedule 3 (Completion), the Non Defaulting Party may at its sole discretion at any time thereafter by notice to the Defaulting Party terminate this Agreement in accordance with sub-clause
7.2. Such termination shall not affect the accrued rights of the Non Defaulting Party in respect of any breaches, including the failure to complete on the Completion Date or the delayed Completion Date, of this Agreement prior to termination.

4.       PRE-COMPLETION UNDERTAKINGS; TRANSACTION COVENANTS

         4.1 Conduct of Business of the Group. During the period from the date of this Agreement to Completion, except as otherwise contemplated by this Agreement or the transactions contemplated hereby, the Seller (solely with respect to the Sale Business) shall procure each Group Company to conduct the Sale Business (including undertaking its capital expenditure) in the ordinary course, including as not to breach any condition of the appointment held by WWS under the Water Act 1989 or any requirement under the Water Industry Act 1991, as amended, and, without obtaining the prior written consent of the Purchaser (not to be unreasonably withheld or delayed), shall procure that no Group Company shall:

                  (a) enter into any transaction which is outside the ordinary course of business;

                  (b) modify or seek to modify in any respect the Instrument of Appointment;

                  (c) incur or enter into any contract, agreement or commitment involving any capital expenditure that falls outside the current capital expenditure programme for WWS as set out in the Presentation, other than responsive expenditures related to emergencies;

                  (d) dispose of or grant any option or right of pre-emption in respect of any asset for a consideration in excess of (pound)100,000 (exclusive of any amount in respect of VAT) or create any Lien over any part of its assets (other than in the ordinary course of business);

                  (e) amend, or agree to amend, the terms of its borrowing or indebtedness in the nature of borrowing or create, incur, or agree to create or incur, borrowing or indebtedness in the nature of borrowing, other than (i) in the ordinary course of business, (ii) under the Facility or (iii) as provided in paragraph (p) below;

                  (f) declare, make or pay any dividend or distribution other than to another Group Company or to meet interest payments in respect of existing financing arrangements of any Group Company (except any such financing arrangements with any member of the Seller's Group and/or any of their Affiliates and/or Enron and/or any of its Affiliates) and except for
(i) payment of dividends totalling (pound)30.8 million that have been declared by WWS for the year ended 31 December 2001, (ii) payment of a (pound)9.7 million dividend by WWS for the year ending 31 December 2002 and
(iii) the Company paying and/or declaring and/or setting-off dividends to the Seller as to all or part of the amounts of the dividends described in
(i) and (ii) hereof (to the extent not already paid and/or declared);

                  (g) grant, issue, or redeem any Lien or give any guarantee or indemnity (other than in the ordinary course of business);

                  (h) save as required by Law or in the ordinary course of business, make any amendments to the terms and conditions of employment of any director or key employee including, for the avoidance of doubt, the dismissal or amendment to the terms and conditions of employment of any key employee (for purposes of this sub-clause (h) "key employees" are employees whose basic salary at the date hereof is in excess of (pound)50,000);

                  (i) introduce any new share incentive, share option, profit sharing, bonus or other incentive scheme or vary in any way the terms of any such scheme currently operated by any member of the Group, including, without limitation, any material variation to performance targets, objectives, quanta of payment or any variation to the identities of participants;

                  (j) permit any of its insurances to lapse (except where such insurances are being replaced by stand-alone policies confined to the Group providing substantially the same cover as existing insurance) or knowingly do anything which would make any policy of insurance void or voidable or fail to notify any insurance claim of which such member of the Group has become aware, in accordance with the provision of the relevant policy or settle any such claim materially below the amount claimed;

                  (k) create, allot, issue, redeem, cancel, or repurchase any class of share or loan capital (or option to subscribe for the same) or otherwise return capital to its shareholders;

                  (l) acquire or agree to acquire any share, shares or other interest in any company or partnership, or, other than in the ordinary course of business, any other venture;

                  (m) manage its debtors and creditors otherwise than in accordance with the current practice of such member of the Group, except a payment required by this Agreement or the Deed of Settlement to be made or received by a Group Company;

                  (n) enter into, or amend, any contract, agreement or commitment with or assume any liabilities for the benefit of any member of Seller's Group and/or any of their Affiliates and/or Enron and/or any of its Affiliates;

                  (o) make any alterations to its memorandum or articles of association or other organisational documents or acquire any shares in any other company;

                  (p) except for borrowings under the Facility, borrow (other than by bank overdraft, under undrawn facilities or similar facility in the ordinary course of business and within the limits subsisting at the date of this Agreement) any money or agree so to do;

                  (q) change its accounting reference date;

                  (r) make any substantial change in the nature or organization of its business;

                  (s) discontinue or cease to operate all or a material part of its business;

                  (t) change its residence for taxation purposes;

                  (u) reduce its share capital or reduce its own shares;

                  (v) make any change to the accounting procedures or principles by reference to which its accounts are drawn up, except as to comply with GAAP;

                  (w) assign, license, charge or otherwise dispose of its intellectual property; or

                  (x) agree, conditionally or otherwise, to do any of the foregoing;

         PROVIDED THAT the restrictions set out above shall not affect the ability of the Seller or any Group Company (without requiring the Purchaser's consent) to take any actions as are reasonably necessary for complying with the Instrument of Appointment, applicable Law or any requirement imposed by a Governmental Entity. The Seller shall notify the Purchaser in advance of any such action it proposes to take.

         4.2 Knowledge of Breach If prior to Completion a party has knowledge of any breach of a Warranty, that party shall promptly notify the other party of its knowledge, in reasonable detail, including the amount which that party believes, based on the facts actually known to it, would be payable by the other party pursuant to the provisions hereof without reference to any limitations set out in Clause 6.

         4.3 Group Relief Agreements; Continued Services.

                  (a) From and after Completion, the Purchaser shall not prevent WWS from performing fully its obligations under each of the Group Relief Agreements.

                  (b) From and after Completion, for as long as Azurix desires and for as long as the employees elect not to terminate their employment relationship with WWS, the Purchaser shall not prevent WWS from continuing to employ Steven Maloney, Michael Clark and David Turton and to second them to Azurix's Affiliates in Argentina on current terms (or such other terms as WWS and Azurix may agree) and Azurix shall reimburse WWS for the employment expense (other than pension contributions in respect of such employees to the extent not already made or falling within the deficit amount referenced in the Wessex Water Pension Scheme report from Bacon & Woodrow dated 8 March 2002) incurred by WWS for such employees during such secondment (including repatriation expenses on termination of the secondment).

4.4      Performance by the Company and WWS.

                  (a) The Purchaser shall not prevent the Company from performing fully all of its obligations under the Deed of Access and the Deed of Settlement. It is expressly agreed that the third parties covered by the Deed of Access and the Deed of Settlement shall be beneficiaries of this sub-clause 4.4 and that this sub-clause 4.4 is intended to be for the benefit of, and will be enforceable as against the Purchaser by, each such third party, his or her heirs and his or her representatives and such rights are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such third party may have by contract or otherwise.

                  (b) Any obligation of the Purchaser under this Agreement not to prevent performance by the Company or WWS of obligations owed to the Seller or any third party under or referred to in this Agreement shall be deemed to be fully performed, provided that the Purchaser has not, whether by direction or otherwise, taken steps to prevent such performance.

         4.5 Ancillary Deeds. Following the later of the signing of this Agreement or the execution of the relevant document, the Seller shall not without the consent of the Purchaser agree to any amendment, variation or modification of the Deed of Access or the Deed of Settlement, the Group Relief Agreements (other than pursuant to sub-clause 8.6) nor in respect of the Company Loan.

5.       COMPLETION

         5.1 Time and Place. Completion shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP at One Canada Square, Canary Wharf, London E14 5DS, on a Business Day (not being later than the fifth
(5th) Business Day) (as the parties may agree in writing) after the date on which all the Conditions are fulfilled (as evidenced by the notifications and delivery of documents as set out in sub-clause 3.3(c) and (d)) or, where permitted, waived by the appropriate party in accordance with sub-clause 3.2, or at such other place or time as may be agreed between the Seller and the Purchaser following the fulfilment (as evidenced by the notifications and delivery of documents as set out in sub-clause 3.3(c) and
(d)) or waiver of all the Conditions (and, in any event, within fourteen
(14) days after such fulfilment or waiver). The events referred to in the following provisions of this Clause 5 shall take place at Completion.

         5.2 Seller Deliveries. Subject to the terms and conditions hereof, at Completion, the Seller will deliver (or cause to be delivered) to the Purchaser the documents listed in Part I of Schedule 3 (Completion) and shall do those things and acts listed in Part III of Schedule 3
(Completion).

         5.3 Board matters. The Seller shall procure that resolutions of the boards of directors of each relevant Group Company in the agreed form are passed by which the matters referred to in Part III of Schedule 3 (Completion) are transacted.

         5.4 Purchaser Deliveries. Subject to the terms and conditions hereof, at Completion, the Purchaser will deliver (or cause to be delivered) to the Seller the documents listed in Part II of Schedule 3 (Completion) and shall do those things and acts listed in Part III of
Schedule 3 (Completion).

         5.5 Payment. On Completion, the Purchaser shall pay the Initial Consideration in cash. Payment of the Initial Consideration shall be in two parts. The first part shall be paid by the Purchaser to the Company on behalf of the Seller in an amount equal to the Incentive Bonus (it being acknowledged by the Seller that this is an amount owed by the Seller to the Company in respect of the cost of bonuses that the Company, at the request of the Seller, has agreed to pay to certain employees of WWS). The Seller shall have no right to receive this part of the Initial Consideration in any other manner. The second part will be the balance of the Initial Consideration and will be paid to the Seller by CHAPS transfer of immediately available funds to an account or accounts in London designated by the Seller in writing (such designation being confirmed in writing by Skadden, Arps, Slate, Meagher & Flom LLP) prior to Completion. The making of such payments in accordance with this sub-clause 5.5 and the receipt of such payments in the relevant account will constitute a full and complete discharge of the Purchaser's obligation to pay the Initial Consideration.

         5.6 Treatment of Loans.

                  (a) (i) Immediately prior to Completion the Seller shall procure that the Seller and the Company shall jointly certify in writing to the Purchaser the outstanding principal amount of the Company Loan as at Completion (such certified amount the "Completion Company Loan Amount");

                           (ii) Subject to the Seller having complied with
its obligations under the following provisions of sub-clause 5.6(a), then as between the Seller and the Purchaser and with effect on and from Completion, the Purchaser (x) shall be responsible for making any payments of principal, interest or otherwise in respect of the Company Loan, (y) hereby irrevocably undertakes to indemnify the Seller (by making payment to the Company) against any obligation of the Seller to the Company to do so and (z) shall, if the Seller is obliged to make any payment in respect of the Company Loan, itself pay that amount direct to the Company on behalf of the Seller. Nothing under this paragraph (ii) shall require the Purchaser to pay any such amount direct to the Seller or to any party other than the Company;

                           (iii) On Completion, the Purchaser shall provide
the Seller with an irrevocable stand by letter of credit in the agreed form (the "Purchaser Letter of Credit") from a bank or other financial institution whose long term unsecured and unsubordinated debt instruments carry a rating of at least A by S&P or Baa1 by Moody's in an amount of (pound)93 million;

                           (iv) Subject to due performance by the Purchaser
of its obligations hereunder, the Seller shall not, without the consent of the Purchaser whether before or after Completion, make any payment in respect of the Company Loan or otherwise agree to or permit the Company Loan or any interest under it to be reduced by set-off, release, waiver or in any other manner, other than any interest payment due prior to Completion, save at any time where the Purchaser has failed to pay an amount under the Company Loan on its behalf;

                           (v) At any time following 1 October 2002, if the
Seller's obligations in respect of the Company Loan have not been waived, released, extinguished or otherwise fulfilled or cancelled (whether pursuant to a novation under paragraph (vi) below or by direct payment by the Purchaser to the Company or otherwise), the Seller shall notify the Purchaser that it intends to call upon the issuer of the Purchaser Letter of Credit to make payment to the Company on behalf of the Seller of any amounts of interest and principal due under the Company Loan;

                           (vi) If called upon to do so, but only prior to
1 October 2002 but not thereafter, the Seller shall enter into a novation agreement with the Company and the Purchaser under which the Seller's rights and obligations in respect of the Company Loan are novated to and become the rights and obligations of the Purchaser and under and in respect of which the Seller is fully released from its obligations under and in respect of the Company Loan; and

                  (vii) The Seller shall return the Purchaser Letter of Credit to the Purchaser upon the earlier of the date of any novation agreement entered into under paragraph (vi) above or the date that the Company otherwise confirms to the Seller that all the Seller's obligations and liabilities in respect of the Company Loan have been waived, released, extinguished or otherwise fulfilled or cancelled.

                  (b) On Completion, the Seller shall discharge out of the Initial Consideration all amounts due under the Credit Agreement and shall procure the security agent to release the charge over the Shares by delivering a deed of release in the agreed form duly executed by the security agent.

                  (c) Except to the extent taken into account in calculating the Purchase Price Adjustment pursuant to Schedule 5 (Purchase Price Adjustment) and save for the Company Loan and interest thereon, if it is established at any time after the date of this Agreement that any indebtedness of any kind (whether or not currently payable) other than any trading indebtedness incurred in the ordinary course of business on arm's length commercial terms or any publicly traded debt of any Group Company, was owing at Completion by any Group Company to any member of the Seller's Group or by any member of the Seller's Group to any Group Company, then either the Seller or the Purchaser (as the case may be) shall procure that the relevant member of Seller's Group or the relevant Group Company to which that indebtedness is owed, shall waive that indebtedness by executing a deed of waiver in such form as the Purchaser or the Seller (as the case may be) shall reasonably require or, if that is not permissible or practicable, shall procure that such indebtedness is discharged or otherwise eliminated at no cost to the relevant indebted party.

         5.7 Purchaser's Requirements. The Seller will pay to the Purchaser an amount equal to the value of any and all Claims which may be made against any Group Company by any resigning directors or secretary, if any, because of their resignation from office or of their employment being terminated and an amount equal to all Costs incurred by any Group Company which are incidental to any such Claim. This sub-clause 5.7 and paragraph
(e) of Part I of Schedule 3 (Completion) shall apply only in respect of Lord John Wakeham and Mr Nicholas Wheatley and shall not apply in respect of the resignations of any other director or secretary of any Group Company.

         5.8 No Limitations. The limitations imposed in Clause 6 shall have no application to any indemnity or obligation of the Seller or the Purchaser under this Clause 5.

6.       WARRANTIES

         6.1 Warranties. (a) The Seller warrants to the Purchaser that each of the Seller Warranties is true and accurate. The warranty in this paragraph (a) and the other Seller Warranties shall be deemed to be repeated immediately prior to Completion.

                  (b) The Purchaser warrants to the Seller that each of the Purchaser Warranties is true and accurate. The warranty in this paragraph
(b) and the other Purchaser Warranties shall be deemed to be repeated immediately prior to Completion.

                  (c) The Seller Warranties are subject to the matters fairly disclosed in the Disclosed Matters.

                  (d) If the Seller Warranties are not capable of being repeated subject to the Disclosed Matters at Completion, immediately prior to a time scheduled for Completion the Seller shall provide the Purchaser with a Second Disclosure Letter. Any matter revealed in the Second Disclosure Letter shall be deemed to be a breach of the Seller Warranties in respect of which the Purchaser shall be entitled to make a Claim and in respect of which the Purchaser shall be entitled to exercise its rights in sub-clause 7.1(e) (provided that the threshold specified in that sub-clause has been exceeded on the bases described in that sub-clause).

                  (e) If the Seller provides the Purchaser with a Second Disclosure Letter the Purchaser shall be entitled to postpone Completion by a maximum of five (5) Business Days in order to assess whether it has a right to terminate under sub-clause 7.1(e).

         6.2 Separation. Each of the Warranties shall be construed as a separate Warranty and (except as expressly provided to the contrary in this Agreement) shall not be limited or restricted as to its meaning by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

         6.3 Safekeeping. Each of the Purchaser and the Seller undertakes not to initiate or pursue proceedings of any kind against any present or former director, employee or officer of the Seller or any Group Company in respect of any conduct, default or omission prior to Completion that has, will or may cause any liability to be incurred by the Seller or the Purchaser that would not otherwise have been incurred by the Seller or the Purchaser.

         6.4 Seller Limitations.

                  (a) Neither the Seller nor (without acknowledgement of any liability) any of its Affiliates or representatives shall be liable for:

                           (i) any Purchaser Damages or any other losses or
damages suffered by the Purchaser or any of its Affiliates in connection with this Agreement, unless the Seller receives from the Purchaser written notice within twelve (12) months from the Completion Date in the case of Purchaser Damages and fifteen (15) months from the Completion Date in the case of other losses or damages suffered by the Purchaser or any of its Affiliates in connection with this Agreement, containing reasonable details of the Claim giving rise to any such damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof; and

                           (ii) any Purchaser Damages, unless the aggregate
amount of the liability of the Seller, its Affiliates and their respective representatives for all Purchaser Damages exceeds (pound)10 million (the "Claim Threshold") (but if such aggregate amount exceeds the Claim Threshold then the liability shall be for the whole amount and not merely the excess above the Claim Threshold) and each individual amount of Purchaser Damages exceeds (pound)50,000; it is acknowledged that the Purchaser shall not have the right to claim in respect of individual amounts of Purchaser Damages below (pound)50,000 and that such amounts shall not count towards the Claim Threshold.

                  (b) In no event shall the aggregate liability for all Purchaser Damages and any other losses or damages suffered by the Purchaser or any of its Affiliates in connection with this Agreement, exceed an amount equal to the Price Consideration plus the Completion Company Loan Amount.

                  (c) The limitations in this sub-clause 6.4 shall not apply to a Claim if it is based on fraud, fraudulent misrepresentation or wilful concealment by the Seller, its Affiliates or representatives.

         6.5 Seller Claim Off-set. The amount of any Purchaser Damages shall be reduced by (a) any amount received by the Purchaser or any of its Affiliates (less (i) any costs and expenses incurred in recovering such amount and (ii) any taxes payable in respect of any such amount received) which is directly referable to the matter giving rise to such Purchaser Damages from any other party alleged to be responsible therefor or (b) the amount of any tax benefit actually received by the Purchaser or any of its Affiliates which relates directly to the matter giving rise to such Purchaser Damages and which would not have arisen but for such matter. The Purchaser shall make or shall procure that reasonable efforts are made to collect any amounts available from such other party reasonably believed to have such responsibility. If the Purchaser or any of its Affiliates receives or benefits from any such amount at any time subsequent to any payment made by the Seller pursuant to this Clause 6 and the receipt of such sum was not taken into account when calculating the payment made by the Seller, then such person shall promptly reimburse the Seller for any payment made by the Seller pursuant hereto up to such amount actually paid by the Seller to the extent that such payment can be made without prejudicing the receipt or retention of such amount (less (i) any costs and expenses incurred in recovering such amount from such person and (ii) any taxes payable in respect of any such amount received).

         6.6 Seller Exclusions. The Seller and (without acknowledgment of any liability) its Affiliates and representatives shall not be liable for any Purchaser Damages:

                  (a) in the case of Purchaser Damages in respect of a breach of the Seller Warranties, if and to the extent that the fact, matter, event or circumstance giving rise to such Purchaser Damages is a Disclosed Matter or as otherwise actually known to the Purchaser prior to the date of this Agreement;

                  (b) in respect of any reliance on the contents of the Presentation or any representation made by the Seller, a Group Company, or any Affiliate or any representative of the Seller or Group Company or any such other person which is not the subject of a Seller Warranty;

                  (c) that would not have arisen but for an act, omission or transaction carried out after Completion by the Purchaser or its Affiliates or any of their respective representatives or successors in title otherwise than in the ordinary course of business, and which the Purchaser knew or ought reasonably to have known would give rise to the Claim in question and which was not done pursuant to an obligation which arose before Completion, or pursuant to any obligation entered into by a Group Company before Completion or an act, omission or transaction required to be done in order to comply with any Law in force at the date hereof; or

                  (d) to the extent that the same is attributable to, or is increased as a result of, any legislation not in force at Completion or any change of Law, directive, requirement or administrative practice or action or decision of DGWS or any change in rates of tax, which in each case is not in force or effect at Completion.

         6.7 Purchaser Limitations.

                  (a) Neither the Purchaser nor (without acknowledgment of any liability) any of its Affiliates or representatives shall be liable for:

                           (i) any Seller Damages, or any other losses or
damages suffered by the Seller or any of its Affiliates in connection with this Agreement, unless the Purchaser receives from the Seller written notice within twelve (12) months from the Completion Date in the case of Seller Damages and fifteen (15) months from the Completion Date in the case of other losses and damages suffered by the Seller or any of its Affiliates in connection with this Agreement, containing reasonable details of the Claim giving rise to such damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof; and

                           (ii) any Seller Damages, unless the aggregate
amount of the liability of the Purchaser, its Affiliates and their respective representatives for all Seller Damages exceeds the Claim Threshold (but if such aggregate amount exceeds the Claim Threshold then the liability shall be for the whole amount and not merely the excess above the Claim Threshold) and each individual amount of Seller Damages exceeds (pound)50,000; it is acknowledged that the Seller shall not have the right to claim in respect of individual amounts of Seller Damages below (pound)50,000 and that such amounts shall not count towards the Claim Threshold.

                  (b) In no event shall the aggregate liability for all Seller Damages and any other losses or damages suffered by the Seller or any of its Affiliates in connection with this Agreement, exceed an amount equal to the Price Consideration plus the Completion Company Loan Amount.

         6.8 Purchaser Claim Off-Set. The amount of any Seller Damages shall be reduced by (a) any amount received by the Seller or any of its Affiliates (less (i) any costs and expenses incurred in recovering such amount and (ii) any taxes payable in respect of any such amount received) which is directly referable to the matter giving rise to such Seller Damages from any other party alleged to be responsible therefor or (b) the amount of any tax benefit actually received by the Seller or any of its Affiliates which relates directly to the matter giving rise to such Seller Damages and which would not have arisen but for such matter. The Seller shall make or shall procure that reasonable efforts are made to collect any amounts available from such other party reasonably believed to have such responsibility. If the Seller or any of its Affiliates receives or benefits from any such amount at any time subsequent to any payment made by the Purchaser pursuant to this Clause 6 and the receipt of such sum was not taken into account when calculating the payment made by the Purchaser, then such person shall promptly reimburse the Purchaser for any payment made by the Purchaser pursuant hereto up to such amount actually paid by the Purchaser to the extent that such payment can be made without prejudicing the receipt or retention of such amount (less (i) any costs and expenses incurred in recovering such amount and (ii) any taxes payable in respect of any such amount received).

         6.9 Notice of Claim. Each party shall give to the other party written notice within thirty (30) days of it becoming aware of a Claim, containing reasonable details of the Claim giving rise to Purchaser or Seller Damages, as the case may be, or any other losses or damages, and, to the extent reasonably practicable, a reasonable estimate of the amount thereof; provided that failure to provide such notice will not prevent the making of a Claim.

         6.10 Third Party Recovery. The obligations of any person with respect to Purchaser or Seller Damages, as the case may be (each the "obligee"), in either case resulting from the assertion of liability by third parties (each, as the case may be, a "Third Party Claim"), will be subject to the following terms and conditions:

                  (a) any party against whom any Third Party Claim is asserted (the "defendant") in respect of which the defendant may have a Claim or recourse against the other party or its Affiliates or any of their respective representatives under this Agreement and in respect of which the defendant is or should on reasonable enquiry reasonably conclude that it may have such a Claim or recourse will give the other party written notice of any such Third Party Claim promptly after learning of such Third Party Claim, and the obligee may subject to giving the other party such security for costs and damages as it may reasonably require at its option undertake the defence thereof by representatives of its own choosing. The obligee shall have no right to undertake the defence of any Third Party Claim if the defendant reasonably believes that the defence of that claim would materially prejudice the business, commercial interest or goodwill of the defendant or its Affiliates. Failure to give prompt notice of a Third Party Claim hereunder shall not affect the obligee's obligations under this Clause 6, except to the extent the obligee is materially prejudiced by such failure to give prompt notice. If the obligee, within thirty (30) days after notice of any such Third Party Claim, or such shorter period as is reasonably required, fails to assume the defence of such Third Party Claim, the defendant will (upon further notice to the obligee) have the sole right to undertake the defence, compromise or settlement of such claim on behalf of and for the account and risk, and at the expense, of the obligee, subject to the right of the obligee to assume the defence of such Third Party Claim subject to giving the other party such security for costs and damages as it may reasonably require at any time prior to settlement, compromise or final determination thereof;

                  (b) so long as the obligee has assumed the defence of any Third Party Claim in the manner set out above, the obligee shall have the exclusive right to contest, defend and litigate such Third Party Claim and, except as expressly provided in sub-clause (c) below, shall have the exclusive right, in its sole discretion, to settle any such Third Party Claim, either before or after the initiation of litigation at such time and on such terms as the obligee deems appropriate. If the obligee elects not to assume the defence of any such Third Party Claim (which shall be without prejudice to its right at any time to assume subsequently such defence), the obligee will nonetheless be entitled, at its own expense, to participate in such defence. The defendant shall have the right to participate, with separate counsel (which counsel shall act in an advisory capacity only), in any such contest, defence, litigation or settlement conducted by the obligee. After notice from the obligee to such defendant of the obligee's election to assume the defence of such Third Party Claim, the obligee will not be liable to such defendant for any expenses of the defendant's counsel which are subsequently incurred in connection with the defence thereof; provided, however, that the expense of such defendant's counsel shall be paid by the obligee if (i) the obligee has requested such separate counsel to participate or (ii) in the reasonable opinion of counsel to the defendant, a significant conflict of interest exists between the obligee, on the one hand, and the defendant, on the other hand, that would make such separate representation clearly advisable;

                  (c) without the prior written consent of the defendant (which consent shall not be unreasonably withheld or delayed), the obligee shall not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim or consent to the entry of any judgment with respect thereto, except in the case of any settlement which includes as an unconditional term thereof the delivery by the claimant or plaintiff to the defendant of an unconditional and full written release from all liability in respect of such Third Party Claim. In addition, whether or not the obligee shall have assumed the defence of the Third Party Claim, the defendant shall not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim or consent to the entry of any judgment with respect thereto, without the prior written consent of the obligee (which consent shall not be unreasonably withheld or delayed), and the obligee will not be subject to any liability for any such admission, settlement, compromise, discharge or consent to judgment made by a defendant in circumstances where it has withheld or would have been entitled to withhold its consent; and

                  (d) the obligee and the defendant shall cooperate fully in all aspects of any investigation, defence, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which damages may be sought pursuant to this Clause 6, including providing the other party with reasonable access to employees and officers (including as witnesses), relevant records and other information that shall be reasonably requested and shall not take any action which may have an adverse effect on any policy of insurance under which any Third Party Claim would be covered if such action had not been taken.

         6.11 Insurance. The obligee shall be subrogated to the rights of the defendant in respect of any insurance relating to Purchaser Damages or Seller Damages, as the case may be, to the extent of any indemnification payments made hereunder.

         6.12 No Duplication; Sole Remedy.

                  (a) Any liability hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one warranty, covenant, agreement or obligation.

                  (b) The respective rights of the parties under this Clause 6 with respect to a breach of the other's warranties contained in this Agreement shall constitute such party's sole remedy for such a breach and the breaching party shall have no other liability to the other party resulting from the breach.

                  (c) The sole remedy of a party hereto for any breach of warranty or other breach of or in relation to this Agreement shall be an action for damages and no party shall be entitled to rescind this Agreement as a result thereof and the Seller shall not be liable (in equity or tort, under the Misrepresentation Act 1967 or in any other way) in respect of any misrepresentation.

         6.13 Claims Governed by this Clause 6. The provisions of this Clause 6 shall govern the procedure for all Claims under this Agreement.

         6.14 Contingent Liabilities. If any Claim shall arise by reason of some liability that at the time that the Claim is notified to the obligee is contingent only, the obligee shall not be under any obligation to make any payment hereunder in respect thereof until such time as the contingent liability ceases to be so contingent.

         6.15 Commencement of Proceedings. Any Claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn (and no new Claim may be made in respect of the facts giving rise to such withdrawn Claim) unless legal proceedings in respect of it have been commenced by being issued and served within six (6) months of notice having been given pursuant to provisions of this Clause 6 save that in respect of any contingent liability which is the subject of such Claim, the six (6) month period shall commence from the moment such liability becomes actual.

         6.16 Remedy. A breach of Warranty that is capable of remedy shall not entitle the recipient of such Warranty to compensation unless the person giving such Warranty shall have been given written notice of such breach hereunder and such breach shall not (if capable of remedy) have been remedied within thirty (30) days after the date on which such notice is served hereunder.

         6.17 Mitigation. Nothing in this Agreement shall in any way restrict or limit the general obligation of a party to mitigate any loss or damage that it may suffer in consequence of any breach by another party hereto of the terms of this Agreement or any fact, matter, event or circumstance giving rise to a Claim.

         6.18 Fraud. The limitations on liability provided in this Clause 6 shall not apply to any liability for any Claim to the extent that the same is attributable to fraud, fraudulent misrepresentation or wilful concealment on the part of the relevant party.

7.       TERMINATION

         7.1 Termination. Except as otherwise provided in this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to Completion:

                  (a) by mutual written consent of the Seller and the Purchaser;

                  (b) by the Seller if the Condition in sub-clause 3.1(a) is not fulfilled or waived by the Seller within sixty (60) days from the date of this Agreement;

                  (c) by the Seller if any of the Conditions in sub-clauses
3.1 (a) through (e) are not fulfilled or waived by the appropriate party within ninety (90) days from the date of this Agreement; and (d) by the Purchaser if any of the Conditions in sub-clauses 3.1 (a), (b) and (d) are not fulfilled or waived by the appropriate party within ninety (90) days from the date of this Agreement; and

                  (e) (i) by the Seller or the Purchaser if there shall have been a breach or deemed breach in any respect of any Warranties contained in this Agreement, which breach (A) cannot be or has not been cured within ten (10) Business Days after the giving of written notice to the Seller or the Purchaser, as applicable (provided that if all the Conditions in sub-clause 3.1 have been fulfilled and/or waived and a written notice has been given pursuant to this sub-clause 7.1(e) on or before the proposed Completion Date, the Completion Date shall be postponed not more than ten (10) Business Days to allow such cure), and (B) it is reasonable to believe that the amount of damages therefor would exceed (pound)20 million; and

                           (ii) if prior to Completion a party has actual
knowledge of any breach by the other party of a Warranty giving that party the right to terminate this Agreement as provided above, and the party which has actual knowledge does not terminate this Agreement by written notice to the other party or does not make a Claim prior to Completion with respect thereto, that party shall be deemed to have forfeited its right to make a Claim with respect to such breach.

         7.2 Procedure for and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the parties hereto pursuant to sub-clauses 3.4(b) or 7.1, written notice thereof shall be given by a party so terminating to the other party and this Agreement shall forthwith terminate and shall become null and void and of no further effect save for and as provided in the provisions of this Clause 7, and the transactions contemplated hereby shall be abandoned without further action by the Seller or the Purchaser. If this Agreement is terminated pursuant to sub-clauses 3.4(b) or 7.1:

                  (a) each party shall redeliver all Group Company Data whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by any party hereto with respect to the other party shall be treated in accordance with the Confidentiality Agreement and Clause 13;

                  (b) there shall be no liability or obligation hereunder on the part of the Seller or the Purchaser or any of their respective Affiliates except that the Seller or the Purchaser, as the case may be, may have liability to the other party if the basis of termination is a wilful, material breach by the Seller or the Purchaser, as the case may be, of one or more of the provisions of this Agreement, subject always to the provisions of sub-clauses 12.2 and 12.3 and except that the obligations provided for in this sub-clause 7.2 and Clauses 12 through 21 shall survive any such termination.

8.       TAX MATTERS

         8.1 All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by Law, in which event the party required to make such payment shall pay such additional amount as shall be required to ensure that the net amount received by the payee hereunder will equal the full amount that would have been received by it had no such deduction or withholding been required to be made.

         8.2 If an increased amount is payable in accordance with sub-clause 8.1 and the payee determines (acting reasonably) that it has obtained the benefit of a credit against, or relief against, or remission for, or repayment of, any tax in respect of the tax deducted or withheld by the payor, the payee shall (to the extent that it can do so without prejudice to the retention of such relief, credit, remission or repayment) repay the increased amount to the extent the payee may do so to leave it in the same position as it would have been in had no deduction or withholding been made by the payor; provided that nothing in this sub-clause 8.2 shall oblige the payee to disclose its tax returns, computations or other affairs to the payer.

         8.3 If the Purchaser is subject to a tax liability in respect of the receipt of, or the right to receive, any sum payable to the Purchaser under this Agreement, the payer shall be under the same obligation to make an increased payment in relation to that tax liability as if the tax liability were a withholding or deduction required by law.

         8.4 The Seller covenants that it will not, in the accounting period of the Seller in which Completion occurs, make any distribution. For the purposes of this sub-clause 8.4, the terms "distribution" and "accounting period" have the meanings given to them in the Taxes Act.

         8.5 The Seller shall, and shall procure that all members of the Seller's Group shall, deal with any matter or issue which relates to the affairs of any member of the Seller's Group but which might have any adverse implication for the tax liabilities or affairs of any Group Company (including, without limitation, any matter or issue relating to the Seller's ability to surrender the Group Relief (as currently defined in the Group Relief Agreements) referred to in the Group Relief Agreements or the possible allocation of any "shadow ACT" to any Group Company for the purposes of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 (SI 1999/358)) (a "Relevant Issue") as follows:

                  (a) The Seller's Group shall use reasonable endeavours to ensure that (to the extent permitted by law) any Relevant Issue is ultimately settled with the relevant tax authority on a basis which is not prejudicial to the tax liabilities or affairs of any Group Company.

                  (b) The Seller (or another representative member of the Seller's Group) shall keep the Purchaser fully and promptly informed about any notice, inquiry or other communication received from any relevant tax authority which relates to any Relevant Issue, shall consult with the Purchaser regarding any communication to be submitted to any relevant tax authority in relation to any Relevant Issue, shall give the Purchaser and its advisers a reasonable opportunity to comment on any such communication before its submission and shall incorporate any reasonable comments made by the Purchaser thereon.

                  (c) If any member of the Seller's Group fails to perform its obligations under this sub-clause 8.5 or fails to respond as soon as reasonably practicable (and in any event, within any time limit specified by law, by any date required by the relevant notice, inquiry or other communication received from any tax authority and in any event within sixty
(60) days after receipt of any such notice, inquiry or other communication) to any notice, inquiry or other communication received from any relevant tax authority relating to any Relevant Issue, the Purchaser or its agent shall be entitled to assume the conduct of all disputes, correspondence or communications with the relevant tax authority on behalf of the relevant member of the Seller's Group.

         8.6 The Seller agrees that on or before the date of Completion it will execute, and that it will use reasonable endeavours to procure that WWS executes, an agreement amending the Group Relief Agreement relating to the accounting period ending 31 December, 2002 such that the Seller is required to surrender (without any obligation on WWS or any other Group Company to make any payment beyond the (pound)800,000 referred to in clause
2.1 of such Group Relief Agreement) the maximum amount of Group Relief (as currently defined in such Group Relief Agreement) which is available to be surrendered and which is permitted by law to be surrendered in respect of such accounting period.

9.       ENTIRE AGREEMENT

         9.1 This Agreement and the Confidentiality Agreement together constitute the entire agreement and understanding between the parties in connection with the sale and purchase of the Shares. This Agreement supersedes any Heads of Agreement or Memorandum of Understanding, prior drafts, agreements, understandings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating to the sale and purchase of the Shares, which shall cease to have any further force or effect save to the extent preserved or repeated in this Agreement or the Confidentiality Agreement, and neither party has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or the Confidentiality Agreement.

         9.2 The Purchaser acknowledges and agrees (for itself and on behalf of each of its Affiliates) with the Seller (for itself and on behalf of each of its Affiliates) that:

                  (a) it does not rely on and has not been induced to enter into this Agreement or any other agreement or document referred to herein on the basis of any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever, other than those given under this Agreement or the Confidentiality Agreement (express or implied), made or given by or on behalf of any Group Company or any of their respective representatives other than those expressly set out in this Agreement or the Confidentiality Agreement or, to the extent that it has so relied and/or been so induced, it has (in the absence of fraud) no rights or remedies in relation thereto and shall make no claim in relation thereto against such parties; and

                  (b) neither the Seller, nor any of its Affiliates or their respective representatives, owes any duty of care to any member of the Purchaser's Group other than those expressly set out in this Agreement or the Confidentiality Agreement or by operation of Law.

10.      VARIATION

No variation of this Agreement (or of any of the documents referred to herein) shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto. The expression "variation" shall include any variation, supplement, deletion or replacement however effected.

11.      ASSIGNMENT

         11.1 Provided that assignment would not hinder or delay the fulfilment of the Conditions, the Purchaser may assign the benefit of this Agreement to a wholly owned subsidiary of the Purchaser and if the Purchaser does so:

                  (a) the assignee may enforce the obligations on the part of the Seller (including the Seller Warranties) under this Agreement as if it had been named in this Agreement as the Purchaser;

                  (b) as between the Seller and the Purchaser, the Seller may nevertheless enforce this Agreement against the Purchaser as if that assignment had not occurred;

                  (c) the assignment shall not in any way operate so as to increase or reduce the respective rights and obligations on the part of the Purchaser and its assignee taken together on the one hand and the Seller on the other hand; and

                  (d) if the assignee ceases to be a member of the Purchaser's Group, the Purchaser shall procure that the benefit of this Agreement is re-assigned to the Purchaser or another member of the Purchaser's Group.

         11.2 Except as otherwise permitted by this Clause 11 and that the Purchaser may without the consent of the Seller assign the benefit of all or any part of this Agreement to secure any indebtedness incurred by the Purchaser or any member of the Purchaser's Group in respect of the acquisition of the Shares, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Subject to the provisions of this Clause, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that assignment pursuant to this sub-clause 11.2 would not hinder or delay the fulfilment of the Conditions.

         11.3 Subject to and with the exception of sub-clauses 4.3 and 4.4, in respect of which Azurix and third parties covered by the Deed of Access, respectively, shall be entitled to enforce their rights against the Purchaser, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. Neither Azurix nor a third party covered by the Deed of Access shall have any rights under this Agreement, whether against the Purchaser or the Seller or otherwise, except those set out in sub-clauses
4.3 and 4.4, respectively.

12.      COSTS

         12.1 Subject as expressly provided in Clause 6 and except as otherwise expressly set out herein, whether or not this Agreement and the transactions contemplated hereby are completed, all Costs (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         12.2 (a) If the Purchaser exercises its right to terminate this Agreement pursuant to sub-clauses 7.1(d) or 7.1(e) (as a result of a breach or deemed breach of a Seller Warranty) or sub-clause 3.4(b) or if this Agreement terminates pursuant to paragraph (b) below then the Seller will pay (pound)7 million (exclusive of any amount in respect of VAT) (the "Break Fee") to the Purchaser within seven (7) days of the exercise of such right or after such termination in full satisfaction of the Seller's obligations to the Purchaser under this Agreement (including in respect of all Claims howsoever arising). The Seller and the Purchaser agree that the Break Fee is a genuine, fair and reasonable sum to compensate the Purchaser for the costs incurred by the Purchaser in connection with (i) management cost, (ii) the negotiation, preparation, execution and carrying into effect of this Agreement, (iii) the investigation conducted by the Purchaser into the Group, (iv) fees of all external legal and other advisers and their disbursements and out-of-pocket expenses, (v) the arrangement of financing for the acquisition of the Shares, and (vi) loss of bargain.

                  (b) If the Seller fails to perform its obligations under sub-clauses 5.2 or 5.3 in circumstances where the Purchaser is ready, able and willing to perform its obligations in that clause and such failure continues after a new date set for Completion under sub-clause 3.4, this Agreement shall terminate with immediate effect (save that Clauses 12 through 21 shall survive such termination).

                  (c) On signing of this Agreement, the Seller shall provide the Purchaser with an irrevocable stand by letter of credit in substantially the agreed form from a bank or other financial institution whose long term unsecured and unsubordinated debt instruments carry a rating of at least A by S&P or Baa1 by Moody's for an amount of (pound)7 million. The Purchaser may call upon the issuer of the letter of credit provided by the Seller to pay to the Purchaser the amount referred to in paragraph (a) above pursuant to such paragraph.

                  (d) The Purchaser shall return the letter of credit provided by the Seller under paragraph (c) above to the Seller upon the earlier of the date of Completion and the payment of the full amount under paragraph (a) above.

         12.3 (a) If the Seller exercises its right to terminate this Agreement pursuant to sub-clause 7.1(e) (as a result of a breach or deemed breach of a Purchaser Warranty) or sub-clause 3.4(b) or if this Agreement terminates pursuant to paragraph (b) below then the Purchaser will pay (pound)20 million (exclusive of any amount in respect of VAT) (the "Second Break Fee") to the Seller within seven (7) days of the exercise of such right or after such termination in full satisfaction of the Purchaser's obligations to the Seller under this Agreement (including in respect of all Claims howsoever arising). The Seller and the Purchaser agree that the Second Break Fee is a genuine, fair and reasonable sum to compensate the Seller for the costs incurred by the Seller in connection with (i) management cost, (ii) the negotiation, preparation, execution and carrying into effect of this Agreement, (iii) fees of all external legal and other advisers and their disbursements and out -of-pocket expenses, and (iv) loss of bargain.

                  (b) If the Purchaser fails to perform its obligations under sub-clauses 5.4, 5.5 or 5.6 in circumstances where the Seller is ready, able and willing to perform its obligations in that clause and such failure continues after a new date set for Completion under sub-clause 3.4, this Agreement shall terminate with immediate effect (save that Clauses 12 through 21 shall survive such termination).

                  (c) On signing of this Agreement, the Purchaser shall provide the Seller with an irrevocable stand by letter of credit in substantially the agreed form from a bank or other financial institution whose long term unsecured and unsubordinated debt instruments carry a rating of at least A by S&P or Baa1 by Moody's for an amount of (pound)20 million. The Seller may call upon the issuer of the letter of credit provided by the Purchaser to pay to the Seller the amount referred to in paragraph (a) above pursuant to such paragraph.

                  (d) The Seller shall return the letter of credit provided by the Purchaser under paragraph (c) above to the Purchaser upon the earlier of the date of Completion and the payment of the full amount under paragraph (a) above.

         12.4 The Purchaser shall bear all stamp and other documentary or transaction duties and any other transfer taxes arising as a result or in consequence of the purchase of the Shares under this Agreement.

         12.5 The parties hereby agree that:

                  (a) except where it is expressly stated to be inclusive of VAT, any sum set out in this Agreement or otherwise payable by a party to the other party pursuant to this Agreement shall be deemed to be exclusive of any amount in respect of VAT and if any such sum is or is deemed to be the consideration for a taxable supply for VAT purposes, the party shall, in addition to such sum, pay (on receipt of a valid VAT invoice) an amount equal to such VAT which may from time to time be chargeable in respect of such sum;

                  (b) where, for the purposes of any provisions of this Agreement (including any provision concerning reimbursement, indemnification or compensation), any amount is to be determined or calculated by reference to any amount incurred or to be incurred by any person, such part of such latter amount as represents VAT in respect of which such person obtains the benefit of credit or repayment from HM Customs & Excise shall be excluded for the purposes of such determination or calculation;

                  (c) in the event that the Break Fee or Second Break Fee (the "Fees") become payable the VAT exclusive sum shall be paid within the period of seven (7) days specified in sub-clauses 12.2(a) and 12.3(b);

                  (d) an amount equal to VAT on the relevant Fee shall be paid by the Seller in the case of the Break Fee and by the Purchaser in the case of the Second Break Fee promptly upon receipt of a valid VAT invoice which shall only be issued after the Purchaser (in the case of the Break
Fee) or the Seller (in the case of the Second Break Fee) has sought written confirmation from H.M. Customs & Excise ("Customs") that the relevant Fee is exempt or outside the scope of VAT (on the basis that it represents a sum of liquidated damages paid by way of compensation) and Customs have determined that VAT is properly due and payable; and

                  (e) the Purchaser and the Seller shall each consult with the other party on the contents of any correspondence with Customs and shall incorporate all reasonable comments of the other party.

13.      CONFIDENTIALITY

         13.1 Subject to sub-clause 13.2, before Completion in respect of sub-clauses 13.1(a) through (g) and after Completion with respect to sub-clauses 13.1(b), (d), (e), (f) and (g), each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement or in the case of the Seller and the Seller's Group as a result of the ownership and control of the Company by the Seller which relates to:

                  (a) the provisions of this Agreement;

                  (b) the discussions or negotiations relating to this Agreement;

                  (c) the subject matter of this Agreement;

                  (d) the other party or its Affiliates;

                  (e) in respect of the Purchaser;

                  (f) in respect of the Seller and the Group; or

                  (g) in respect of the Sale Business.

         13.2 Either party may disclose information which would otherwise be confidential if and to the extent:

                  (a) required by the Law or by any Governmental Entity of any relevant jurisdiction;

                  (b) required by existing contractual obligations;

                  (c) as may be required (i) by any securities exchange or regulatory, taxation or governmental body to which either party or any of its Affiliates is subject or submits, wherever situated, including, without limitation, the New York, London, Luxemburg, Hong Kong or other relevant Stock Exchange or the UK Listing Authority, whether or not the requirement for information has the force of Law, (ii) by the Bankruptcy Court or in seeking to obtain the Bankruptcy Court Order, (iii) in the solicitation of consents of bondholders contemplated by sub-clause 3.1(a) or (iv) in the solicitation of the consent of shareholders contemplated by sub-clause 3.1(c);

                  (d) required to vest the full benefit of this Agreement in either party;

                  (e) disclosed to the representatives or partners of each party with a need to know for the purpose of such party's performance of this Agreement, including, without limitation, with respect to the Seller or the Purchaser, their shareholders and Enron's creditors committee;

                  (f) the information has come into the public domain through no fault of that party; or

                  (g) the other party has given prior written approval to the disclosures, such approval not to be unreasonably withheld or delayed,

         PROVIDED THAT any such information disclosed pursuant to (i) paragraphs (a), (b) or (c), shall be disclosed only after consultation with the other party (where such consultation is possible within any time limits imposed on the relevant party) and (ii) paragraph (c), shall be disclosed only after taking into account reasonable representations of the other party; provided further, that the parties shall consult with each other and may jointly agree to issue a public report, public statement or press release or otherwise make a statement with respect to this Agreement and the transactions contemplated hereby.

         13.3 The restrictions contained in this Clause 13 shall apply from the date hereof without limit in time.

         13.4 The Confidentiality Agreement shall remain in full force and effect until Completion, when it shall terminate.

14.      SET-OFF

Except as otherwise expressly provided herein, neither the Purchaser or its Affiliates nor the Seller or its Affiliates shall have any right to off-set or set-off any payment due pursuant to this Agreement or any of the Group Relief Agreements against any other payment to be made pursuant to this Agreement or any of the Group Relief Agreements (including against indemnification or damages payments).

15.      INVALIDITY

If any term or provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, then such term or provision shall (so far as it is illegal, invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but the remainder of this Agreement shall not be affected. The parties shall then use all reasonable endeavours to replace the illegal, invalid or unenforceable provisions by a valid provision the effect of which is as close as possible to the intended effect of the illegal, invalid or unenforceable provision.

16.      COUNTERPARTS

This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which, when executed and delivered, shall be an original, but all the counterparts shall together constitute one and the same instrument.

17.      WAIVER

Any waiver of any right or default hereunder will be effective only in the instance given and will not operate as or imply a waiver of any other or similar right or default on any subsequent occasion. No waiver, modification or amendment of this Agreement or of any provision hereof will be effective unless in writing and signed by the party against whom such waiver, modification or amendment is sought to be enforced. Any delay by any party in exercising, or failure to exercise, any right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. The rights and remedies of the parties under this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

18.      SURVIVAL

Subject to the limitations set out in this Agreement, the respective rights and remedies of the Seller and the Purchaser in respect of any breach of this Agreement shall not be affected by Completion or by any other event or matter whatsoever which otherwise might have affected such rights and remedies similarly except a specific and duly authorised written waiver or release.

19.      FURTHER ASSURANCE

Each party shall do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as the other party hereto may from time to time reasonably require, whether before, on or after Completion, for the purpose of giving to others the full benefit of all of the provisions of this Agreement.

20.      NOTICES

         20.1 Form and Manner. Any notice or other communication to be given under this Agreement shall be in writing and signed by or on behalf of the party giving it and may be served by delivering it by hand or sending it by fax to the address and for the attention of the relevant party set out in this Clause 20 (or as otherwise notified from time to time hereunder). Any notice so served by hand or fax shall be deemed to have been received:

                  (a) in the case of delivery by hand, when delivered; and

                  (b) in the case of fax, twelve (12) hours after the time of despatch;

         PROVIDED THAT if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside working hours, such notice or other communication shall be deemed to be given or made at the start of working hours on the next Business Day.

         20.2 Addresses. The addresses of the parties for the purpose of this Clause 20 are as follows:

The Seller:

Address:          Azurix Europe Ltd
                  c/o Azurix Corp.
                  1400 Smith Street
                  Houston, TX 77002
                  USA

For the attention of:  General Counsel

Fax:  +1 713 345 5330

with a copy to:  Skadden, Arps, Slate, Meagher & Flom LLP

Address:          One Canada Square
                  Canary Wharf
                  London E14 5DS

For the attention of:      Michael E. Hatchard
                           Allan Murray-Jones

Fax:  +44 207 519 7070

The Purchaser:

Address:          YTL Utilities (UK) Limited
                  Company Secretary (Trusec Limited)
                  2 Lambs Passage
                  London EC1Y 8BB

For the attention of:  Board of Directors
Fax:  +603 2142 4378

with a copy to:            Slaughter and May

Address:          One Bunhill Row
                  London EC1Y 8YY

For the attention of:  Simon Hall
Fax:  +44 207 090 5000

         20.3 Proof. In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

         20.4 Change of Address. A party may notify the others of any change to its name, relevant address or facsimile number for the purposes of this Clause 20, provided that such notice shall only be effective on:

                  (a) the date specified in the notice as the date on which the change is to take effect; and

                  (b) if no date is so specified or the date so specified is less than five (5) Business Days after the date on which the notice is given, the date following five (5) Business Days after the notice of any change has been given.

21.      GOVERNING LAW; JURISDICTION

         21.1 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of England.

         21.2 Submission. Each of the parties agrees that the Courts of England are to have jurisdiction to settle any disputes which may arise in connection with this Agreement or the transactions contemplated hereby; provided, however, that the Bankruptcy Court shall have jurisdiction in respect of the Bankruptcy Court Order.

         21.3 Inconvenient Forum. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the Courts of England and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

AS WITNESS this Agreement has been signed on behalf of the parties the day and year first before written.



                                 SCHEDULE 1

                             SELLER INFORMATION

1.       Name:  Azurix Europe Ltd

2.       Date of Incorporation:  27 May 1998

3.       Place of Incorporation:  England and Wales

4.       Class of company:  Limited

5.       Registered Number:  03570749

6. Registered Office: Wessex Water Operations Centre, Claverton Down Road, Claverton Down, Bath, BA2 7WW

7.       Directors: J M Anderson, T J Dorsey

8.       Secretary:  T J Dorsey, N Wooller (joint secretary)

9.       Authorised Capital:  100,000 ordinary shares of (pound)1

10.      Issued Capital:  50,000 ordinary shares of (pound)1

11.      Registered Shareholders:  Azurix Ltd - 49,999; C Wood -1

12.      Accounting Reference Date:  31 December

13.      Auditors:  Yet to be appointed following resignation of Arthur Andersen

14.      Tax Residence:  UK

15.      Subsidiaries:  Wessex Water Ltd

16.      Mortgages and Charges:  Charge under the Credit Agreement.



                                 SCHEDULE 2

                        GROUP COMPANIES INFORMATION

1.       Name:  Wessex Water Ltd

2.       Date of Incorporation:  1 April 1989

3.       Place of Incorporation:  England and Wales

4.       Class of company:  Limited

5.       Registered Number:  2366633

6. Registered Office: Wessex Water Operations Centre, Claverton Down Road, Claverton Down, Bath, BA2 7WW

7.       Directors:  J Wakeham, C Skellett, T K Harris, J G Jones, S Allen

8.       Secretary:  N Wooller

9.       Authorised Capital:  346,666,670 ordinary shares of 60p

10.      Issued Capital:  219,585,986 ordinary shares of 60p

11.      Registered Shareholders:  Azurix Europe Ltd (100%)

12.      Accounting Reference Date:  31 December

13.      Auditors:  KPMG

14.      Tax Residence:  UK

15. Operating subsidiaries: Wessex Water Services Ltd, MWH Wessex Ltd, Wessex Water Enterprises Ltd, Wessex Logistics Ltd, Wessex Water Services Finance Plc, Bristol Wessex Billing Services, Wessex Water B.V. and SC Technology AG.

         Dormant subsidiaries: Wessex Water Commercial Ltd, Wessex Property Services Ltd, Wessex Water Trustee Company Ltd, Wessex Water Engineering Services Ltd, Azurix Services Ltd, Avalon Billing Services Ltd, Wessex Spring Water Ltd, Aquator Ltd, UK Water International Ltd, Water Management International Ltd, Azurix Engineering Ltd, Wessex Water Pension Scheme Trustee Ltd and Dwr Gwalia Cyfyngedig. Particulars of these dormant Group Companies will not be provided herein.

16.      Mortgages and Charges:  None



1.       Name:  Wessex Water Services Ltd

2.       Date of Incorporation:  1 April 1989

3.       Place of Incorporation:  England and Wales

4.       Class of company:  Limited

5.       Registered Number:  2366648

6.       Registered Office:  Claverton Down, Bath, BA2 7WW

7. Directors: J Wakeham, C Skellett, T K Harris, S Allen, J G Jones, N Wheatley, K Morgan, L Bennett, P Costain, PLM Sherwood

8.       Secretary:  N Wooller

9.       Authorised Capital:  81,350,000 ordinary shares of (pound)1

10.      Issued Capital:  81,350,000 ordinary shares of (pound)1

11.      Registered Shareholders:  Wessex Water Ltd - 81,349,999, N Wooller - 1

12.      Accounting Reference Date:   31 December

13.      Auditors:  KPMG

14.      Tax Residence:  UK

15.      Subsidiaries:  Wessex Water Services Finance Plc

16.      Mortgages and Charges:  None



1.       Name:  Bristol Wessex Billing Services Ltd

2.       Date of Incorporation:  18 January 2001

3.       Place of Incorporation:  England and Wales

4.       Class of company:  Limited

5.       Registered Number:  4143955

6.       Registered Office:  1 Clevedon Walk, Nailsea, Near Bristol BS48 1WW

7.       Directors:  C Skellett, T K Harris, A Parsons, A Nield

8.       Secretary:  N Wooller

9.       Authorised Capital:  1,000 ordinary shares of (pound)1

10.      Issued Capital:  200 ordinary shares of (pound)1

11. Registered Shareholders: Wessex Water Ltd -100, Bristol Water Holdings Ltd - 100

12.      Accounting Reference Date:  31 March

13.      Auditors:  PricewaterhouseCoopers

14.      Tax Residence:  UK

15.      Subsidiaries:  None

16.      Mortgages and Charges:  None



1.       Name:  MWH Wessex Ltd

2.       Date of Incorporation:  20 October 1998

3.       Place of Incorporation:  England and Wales

4.       Class of company:  Limited

5.       Registered Number:  3652435

6.       Registered Office:  Claverton Down, Bath, BA2 7WW

7.       Directors:  C Skellett, T K Harris, P Hall, K Farrer

8.       Secretary:  N Wooller

9.       Authorised Capital:  1000 ordinary shares of (pound)1

10.      Issued Capital:  100 ordinary shares of (pound)1

11. Registered Shareholders: Wessex Water Ltd -51 "A" Shares, MWH UK Ltd - 49 "B" Shares

12.      Accounting Reference Date:  31 December

13.      Auditors:  KPMG

14.      Tax Residence:  UK

15.      Subsidiaries:  None

16.      Mortgages and Charges:  None



1.       Name:  Wessex Water Enterprises Ltd

2.       Date of Incorporation:  21 July 1988

3.       Place of Incorporation: England and Wales

4.       Class of Company: Limited

5.       Registered Number: 2279151

6.       Registered Office: Claverton Down, Bath, BA2 7WW

7.       Directors:  C Skellett, T K Harris

8.       Secretary: N Wooller

9.       Authorised Capital: 100 ordinary shares of (pound)1

10.      Issued Capital: 100 ordinary shares of (pound)1

11.      Registered Shareholders: Wessex Water Ltd - 99, N Wooller - 1

12.      Accounting Reference Date: 31 December

13.      Auditors:  KPMG

14.      Tax Residence: UK

15.      Subsidiaries: None

16.      Mortgages and Charges: None



1.       Name:  Wessex Logistics Ltd

2.       Date of Incorporation: 18 October 1988

3.       Place of Incorporation: England and Wales

4.       Class of Company: Limited

5.       Registered Number: 2306465

6.       Registered Office: Claverton Down, Bath, BA2 7WW

7.       Directors: C Skellett, N Wooller

8.       Secretary: N Wooller

9.       Authorised Capital:  100 ordinary shares of (pound)1

10.      Issued Capital:  100 ordinary shares of (pound)1

11.      Registered Shareholders: Wessex Water Ltd - 99, N Wooller - 1

12.      Accounting Reference Date: 31 December

13.      Auditors: KPMG

14.      Tax Residence: UK

15.      Subsidiaries:  None

16.      Mortgages and Charges:  None



1.       Name:  Wessex Water Services Finance Plc

2.       Date of Incorporation:  28 January 1999

3.       Place of Incorporation: England and Wales

4.       Class of Company: Plc

5.       Registered Number: 3704265

6.       Registered Office: Claverton Down, Bath, BA2 7WW

7.       Directors: C Skellett, T K Harris

8.       Secretary: N Wooller

9.       Authorised Capital: 50,000 ordinary shares of (pound)1

10. Issued Capital: 50,000 ordinary shares of (pound)1 each paid up as to 26p

11.      Registered Shareholders: Wessex Water Services Ltd - 49,999;
         C Skellet - 1

12.      Accounting Reference Date: 31 December

13.      Auditors: KPMG

14.      Tax Residence: UK

15.      Subsidiaries: None

16.      Mortgages and Charges: None



1.       Name:  Wessex Water B.V.

2.       Date of Incorporation: 31 December 1982

3.       Place of Incorporation: Bergen op Zoom, The Netherlands

4.       Class of Company: private limited liability company

5.       Registered Number: Chamber of Commerce Amsterdam no. 33.285.203

6.       Registered Office: Strawinskylaan 3105, 1077 ZX Amsterdam

7. Directors: Th. Spijkerman, ABN AMRO Trust Company (Nederland) B.V., N Wooller and H.D.H. Moraal

8.       Secretary:  Not applicable in the Netherlands

9.       Authorised Capital:  NLG 200,000 (EUR 90,756.04)

10.      Issued Capital:  NLG 40,000 (EUR 18,151.21)

11.      Registered Shareholders: Wessex Water Ltd

12.      Accounting Reference Date:  31 December

13.      Auditors:  None

14.      Tax Residence:  The Netherlands

15.      Subsidiaries:  None

16.      Mortgages and Charges:  None



1.       Name:  SC Technology AG

2.       Date of Incorporation: 11 December 1992

3.       Place of Incorporation: Hendschiken, Switzerland

4.       Class of Company: Limited corporation

5.       Registered Number:  CH-400.3.010.871-3

6.       Registered Office: Schwaresterstrass 2, 5604 Hendschiken

7.       Directors: K Harris, R von Erlach and K Landolt

8.       Secretary: Not applicable

9.       Authorised Capital: CHF 21,456,000

10.      Issued Capital: CHF 21,456,000

11.      Registered Shareholders: Wessex Water Ltd

12.      Accounting Reference Date: 31 December

13. Auditors: yet to be appointed following resignation of Arthur Andersen

14.      Tax Residence: Hendschiken, Switzerland

15. Subsidiaries: SCT Deutschland GmbH, SCT France SA, SCT Danmark ApS, SCT Nederland BV

16.      Mortgages and Charges: None



                                 SCHEDULE 3

                                 COMPLETION

                                   PART I

                            COMPLETION DOCUMENTS

All documents and items delivered at Completion shall be held by the recipient to the order of the person delivering the same until such time as Completion shall be deemed to have occurred in accordance with paragraph 3 of this Schedule 3.

1. The following documents shall be delivered by the Seller pursuant to sub-clause 5.2:

               (a) a duly executed transfer into the name of the Purchaser or its nominee in respect of all of the Shares, together with the relative share certificates;

               (b) the Certificates of Incorporation, Common Seal, Register
                   of Members and Share Certificate Book (with any unissued share certificates) and all minute books and other statutory books (which shall be written-up to but not including Completion) of the Company and each Group Company;

               (c) all such other documents (including any necessary
                   waivers of pre-emption rights or other consents) as may be required to enable the Purchaser and/or its nominee to be registered as the holder of the Shares;

               (d) a copy of the resolution of the Board of Directors
                   (certified by a duly appointed officer as true and correct) of the Seller in the agreed form authorising the execution of and the performance by the Seller of its obligations under this Agreement and each of the other documents to be executed by the Seller pursuant to this Agreement;

               (e) documents evidencing the resignations in the agreed form of directors and secretary of each Group Company whom the Purchaser has notified the Seller prior to Completion that it wishes to resign (if any) in each case acknowledging under seal that he or she has no claim against the relevant Group Company whether for loss of office or otherwise and the appointment of the representatives whom the Purchaser has notified the Seller prior to Completion that it wishes to appoint as directors and secretary of each Group Company (if any);

               (f) a certificate of non-crystallisation and release of the charge in the agreed form, duly executed as a deed by the collateral agent under the Credit Agreement;

               (g) a confirmation from the Seller that other than the
                   charge under the Credit Agreement, no Lien has been created over the Shares and if, to the knowledge of the Seller, a Lien has been created over the Shares or if a Lien has been identified by and notified to the Seller by the Purchaser prior to Completion, a certificate of non-crystallisation and a release of such Lien;

               (h) evidence of amendment of Article 29 of the Articles of
                   Association of the Company in the agreed form;

               (i) a new bank mandate in a form reasonably agreeable to the
                   Purchaser;

               (j) a power of attorney in respect of voting rights attached to the Shares in the agreed form duly executed by the Seller;

               (k) a certificate of solvency from the directors of the
                   Seller in the agreed form;

               (l) a duly executed Supplemental Indenture and certified
                   evidence from the Information Agent of the consent solicitation that the consents of the holders of at least a majority in principal amount of each series of Bonds have been received;

               (m) a certified copy of the Bankruptcy Court Order;

               (n) a certified copy of an executed Facility and a
                   certificate from WWS certifying that the full amount of the Facility has either been drawn by WWS or is available for drawing without satisfaction of any further of the conditions precedent listed in schedule 1 to the Facility;

               (o) a certificate from the Seller and the Company certifying to the Purchaser the Completion Company Loan Amount;

               (p) a certificate executed by the Company, WWS and the
                   Seller certifying that all amounts payable by the Company and WWS and the Seller pursuant to the Deed of Settlement (except any under Clause 3(e) thereof) have been paid in full without any set off, discharge or counter claim;

               (q) a certificate executed by the Company certifying (i)
                   that it holds at least(pound)32.55 million in cash (excluding the proceeds of loan or other indebtedness, any cash held in connection with and to support overdraft arrangements within the Group and receipts from debtors (other than interest received in respect of the Company Loan) received after the date of this Agreement), (ii) that such cash is unencumbered as to at least(pound)18 million, and (iii) that the balance of such cash is unencumbered or will become unencumbered upon repayment of an equivalent amount under WWS' overdraft arrangements. For the purposes of this paragraph (q) and of the certificate to be given by the Company the "proceeds of loan or other indebtedness" do not include such proceeds paid by WWS or any of its subsidiaries to the Company other than by way of debt advance;

               (r) a certificate that the Group (excluding for the purpose
                   WWS and its subsidiary undertakings) has not incurred any new indebtedness (other than interest accruing on existing indebtedness) between the date of this Agreement and Completion or, to the extent so incurred, that the Seller has procured a cash contribution not representing indebtedness to the recipient to the relevant Group Company of a corresponding amount; and

               (s) a certificate from the Company certifying that all
                   amounts of interest (including interest for the period up to and including the day before the Completion Date whether due or not) and all other outstanding sums accrued at such time (other than principal) under the Company Loan have been paid on account to the Company, to be applied (without premium, penalty or break fees) against any such sums at the time they are due to be paid to the Company thereunder. (This paragraph (s) shall not apply if:

                                   (i) the Company has provided the
                          Purchaser and the Seller with a certificate certifying as at the Completion Date all amounts of interest (including interest for the period up to and including the day before the Completion Date whether due or not) and all other outstanding sums (other than principal) under the Company Loan (the "Outstanding Amount"); and

                                   (ii) the Seller has agreed that an
                          amount equal to the Outstanding Amount may be deducted from the amount to be paid direct to the Seller by the Purchaser under Clause 5.5 and instead paid to the Company.

                                    In this case, the Purchaser agrees that
                           it will, on Completion, pay the Outstanding
                           Amount direct to the Company and the Seller agrees that such payment shall be in full and final settlement of that part of the Price Consideration equal to the Outstanding Amount and that the Outstanding Amount shall be deducted from the amount to be paid direct to the Seller by the Purchaser under sub-clause 5.5.).



                                  PART II

                            COMPLETION DOCUMENTS

2. The following documents shall be delivered by the Purchaser pursuant to sub-clause 5.4:

                  (a) a copy of the minutes and resolution of the Board of Directors (certified by a duly appointed officer as true and correct) of the Purchaser authorising the execution of and the performance by the Purchaser of its obligations under this Agreement and each of the other documents to be executed by the Purchaser pursuant to this Agreement;

                  (b) an officer's certificate of the Purchaser certifying that the resolution in the Guarantee has been duly passed by the shareholders of YTL Power and a copy of such resolution certified by a director or secretary of YTL Power as true and correct; and

                  (c)      a duly executed Purchaser Letter of Credit.

3. Upon (i) delivery of the documents required to be delivered at Completion (or waiver of the delivery thereof by the rightful recipient of any such documents) and (ii) payment of the Initial Consideration in accordance with sub-clause 5.5, the documents and items delivered in accordance with paragraphs 1 and 2 of this Schedule 3 shall cease to be held to the order of the person delivering the same, and Completion shall be deemed to have occurred.



                                  PART III

                          COMPLETION ARRANGEMENTS

4. The following shall be undertaken to the extent not already done, at Completion pursuant to Clause 5:

Resolutions of the Boards of Directors of the Company and where relevant any Group Company providing for:

                  (a) the registration (subject to their being duly stamped) of the transfer in respect of the Shares referred to in paragraph (a) of Part I of this
                           Schedule 3;

                  (b) the accounting reference date to be changed to such date as the Purchaser shall have notified to the Seller not less than five (5) Business Days prior to Completion;

                  (c) the address of the registered office to be changed to such address as the Purchaser shall have notified to the Seller not less than five
                           (5) Business Days prior to Completion;

                  (d) the resignations referred to in Part I of this Schedule to be accepted;

                  (e) such persons as are nominated by the Purchaser to be appointed as directors and/or secretary; and

                  (f) appointment of such auditors as the Purchaser shall have notified to the Seller not less than five (5) Business Days prior to Completion.

5. The Seller shall deliver the documents referred to in Part I of this
Schedule 3.

6. The Purchaser shall deliver the documents referred to in Part II of this
Schedule 3.

7. The Purchaser and the Seller shall in satisfaction of their obligations under sub-clause 2.2, cause the Initial Consideration to be paid and applied as provided in sub-clause 5.5.



                                 SCHEDULE 4

                                 WARRANTIES

                                   PART I

                Seller Warranties pursuant to sub-clause 6.1

         The Seller hereby warrants to the Purchaser as follows:

1. Organization. The Seller is a private company limited by shares duly incorporated and validly existing under the Laws of England and Wales.

2. Authority Relative to this Agreement. The Seller has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller, and assuming this Agreement has been duly authorised, executed and delivered by the Purchaser, constitutes, a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) enforcement of this Agreement including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

3.       Capitalisation; Ownership of Shares.

                  (a) The Shares comprise the whole of the Company's allotted and issued share capital, have been properly allotted and issued and are fully paid. Other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of the Company (including an option or right of pre-emption or conversion).

                  (b) The consummation of the transactions contemplated in this Agreement will convey to the Purchaser full title to the Shares, free from all Liens, equities or other third party rights (including rights of pre-emption) of any nature whatsoever, together with all rights which now are, or at any time hereafter may become, attached to the Shares (including the right to receive all dividends and other distributions declared, made or paid on or after the Completion Date), except for those created by the Purchaser or arising out of ownership of the Shares by the Purchaser.

4. Consents and Approvals; No Violations. Except (i) for the consent of holders of Bonds as described in sub-clause 3.1(a), and of the Bankruptcy Court as described in sub-clause 3.1(b), and (ii) for matters that will not have a material and adverse effect on the Group, neither the execution and delivery of this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the memorandum or articles of association of any Group Company or any member of the Sellers' Group, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which any Group Company or any member of the Seller's Group is a party or by which it or any of its properties or assets are bound, (c) violate any order, writ, injunction, decree or any Law applicable to any Group Company or any member of the Seller's Group or any of its properties or assets, or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity.

5. Details of WWS. Except as will not have a material adverse effect on the Group, the particulars relating to WWS set out in the recitals and Schedule 2 to this Agreement are true and accurate. Other than as disclosed in the Disclosure Letter, the Company owns the legal and beneficial title to the entire issued share capital of WWS free from any Liens.

6. Insolvency. So far as the Seller is aware, no receiver, administrator or administrative receiver has been appointed in respect of the Company or WWS or in respect of the whole or any material part of the assets or undertaking of the Company or WWS. No petition has been presented, no order has been made and no resolution has been passed for the winding up of the Company or WWS. Neither the Company nor WWS is insolvent (within the meaning of the Insolvency Act 1986 or equivalent national legislation) or unable to pay its debts and neither the Company nor WWS has stopped paying its debts as they fall due. No voluntary arrangement or compromise or other arrangement with creditors has been proposed by the Company or WWS, agreed or sanctioned under any applicable Law in respect of the Company or WWS.

7. Litigation. So far as the Seller is aware, except as plaintiff in the collection of debts arising in the ordinary course of business, no Group Company is engaged in any litigation or arbitration that is material (other than as set out in the Disclosure Letter) nor, so far as the Seller is aware, have any litigation or arbitration been expressly threatened by or against any Group Company or any of its assets (other than as set out in the Disclosure Letter). For purposes of this Seller Warranty, litigation or arbitration which is material shall mean in respect of a claim (or series of related claims) in an amount in excess of (pound)500,000.

8. Compliance. Except for matters that are not likely to have a material and adverse effect on the Group and routine regulatory submissions, neither the Company nor WWS is the subject of any investigation, inquiry or enforcement proceedings or process in the jurisdiction in which it is incorporated or of any Governmental Entity nor, so far as the Seller is aware, are there any circumstances likely to give rise to any such investigation, inquiry proceedings or process.

9.       Indebtedness.

(a) As at the date hereof, (i) the amount of (pound)58,901,876.70 is due from members of the Group to the Seller and (ii) all such amounts are reflected in the working capital and debt schedule attached to the Disclosure Letter under the heading "Debt" and no such amounts are reflected under the heading "Working Capital" in such schedule and no other amounts, other than trading indebtedness incurred in the ordinary course of business on arm's length commercial terms, are due from any member of the Group to the Seller, Azurix or Elliot or their respective Affiliates.

(b) As at the date hereof, a principal amount of (pound)90 million is due and interest of approximately (pound)2.05 million will be accrued as at 31 March 2002 in each case payable by the Seller under the Company Loan.

(c) No amendment, waiver or other change has been made to the Company Loan and, except for the subordination agreement the form of which is a schedule to the Credit Agreement, no other agreement or arrangement regulates the Company Loan.

10. Distributions. The Seller has never made any distribution, except that this paragraph 10 shall not apply in relation to any of the interest paid by the Seller in respect of the Bristol Water Trust Loan in the amounts of (pound)3,155,729 on 10 June 1999, (pound)2,281,250 on 10 December 1999,
(pound)2,306,597 on 12 June 2000, (pound)2,281,250 on 12 December 2000,
(pound)2,281,250 on 12 June 2001 and (pound)2,217,882 on 5 December 2001.
For the purposes of this paragraph 10, the term "distribution" has the meaning given to it in the Taxes Act.

11. Brokers; Finders and Fees. Except for Salomon Brothers International Limited (trading as Schroder Salomon Smith Barney), whose fees will be paid by the Seller, the Seller has not employed any investment banker, broker or finder or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby and no Group Company is or will become liable for any such fees, commissions or finders' fees. No Group Company shall be liable for legal fees, costs and expenses incurred by the Seller in connection with this Agreement or the transactions contemplated hereby or, except for fees, costs and expenses of Shearman & Sterling, Close Brothers and Smithfield PR, in relation to any advice given to directors or employees of any Group Company in relation to this Agreement, the transactions contemplated hereby or any similar transaction or their service agreement and incentive arrangements.



                                  PART II

              Purchaser Warranties pursuant to sub-clause 6.1

         The Purchaser hereby warrants to the Seller as follows:

1. Organization. The Purchaser is a company limited by shares duly incorporated and validly existing under the Laws of the jurisdiction of its incorporation.

2. Authority Relative to this Agreement. The Purchaser has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Purchaser, except for the shareholders' resolution contemplated by sub-clause 3.1(c). This Agreement has been duly and validly executed and delivered by the Purchaser, and assuming this Agreement has been duly authorised, executed and delivered by the Seller, constitutes, a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) enforcement of this Agreement including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

3. Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement by the Purchaser nor the consummation by the Purchaser of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the memorandum or articles of association or other constitutional document of the Purchaser, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which the Purchaser is a party or by which it or any of its properties or assets are bound, (c) violate any order, writ, injunction, decree or any Law applicable to the Purchaser or any of its properties or assets, or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity.

4. Availability of Funds. The Purchaser currently has committed sufficient unconditional immediately available funds to pay the Price Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

5. Litigation. There is no claim, action, suit, proceeding or governmental investigation pending or threatened against any member of the Purchaser's Group by or before any Governmental Entity that is likely to affect, materially and adversely, the Purchaser's ability to perform its obligations under this Agreement or to hinder or delay the transactions contemplated hereby at Completion.



                                 SCHEDULE 5

                         PURCHASE PRICE ADJUSTMENT

                                   PART I

1.       Terms in this Schedule 5 shall have the following meanings:

"2001 Accounts"                          means the audited consolidated
                                         accounts of the Group for the year
                                         ended 31 December 2001;

"Actual Net Debt"                        means Net Debt as at the close of
                                         business on 31 March 2002,
                                         expressed in pounds sterling;

"Actual Working Capital"                 means Working Capital as at the
                                         close of business on 31 March
                                         2002, expressed in pounds
                                         sterling;

"Current Assets"                         means, as of any date, the
                                         consolidated aggregate amount at
                                         the close of business on such date
                                         of those current assets listed in
                                         the table in Part II to this
                                         Schedule 5 for the Group Companies
                                         excluding (i) cash recorded in the
                                         cash books of the Group and (ii)
                                         the Company Loan and accrued
                                         interest;

"Current Liabilities"                    means, as of any date, the
                                         consolidated aggregate amount at
                                         the close of business on such date
                                         of those current liabilities
                                         listed in the table in Part II to
                                         this Schedule 5 for the Group
                                         Companies but excluding (i) any
                                         items which form part of "Net
                                         Debt" (as defined below), (ii)
                                         pensions liabilities, (iii)
                                         deferred taxes;

"Net Debt"                               means:

                                         (A) (i) the consolidated aggregate
                                         outstanding principal balance (net
                                         of unamortised fees and discounts)
                                         of all bonds, notes, term loans,
                                         bank overdrafts and lease
                                         financings owed or owing by any of
                                         the Group Companies, including any
                                         adjustments to the balances of the
                                         aforementioned instruments for
                                         indexing and other similar
                                         attributes, but excluding deferred
                                         taxes, plus (ii) to the extent
                                         that the Pension Shortfall Amount
                                         has not been discharged by
                                         payments from WWS to the Wessex
                                         Water Pension Scheme, the
                                         difference between the Pension
                                         Shortfall Amount and the aggregate
                                         of any such payments plus (iii) to
                                         the extent that the Dividend Sums
                                         (as defined in the Deed of
                                         Settlement) and the Group Relief
                                         Sum (as defined in the Deed of
                                         Settlement) have not been
                                         discharged by payments from the
                                         Company and WWS respectively, the
                                         difference between
                                         (pound)58,901,877 and the
                                         aggregate of any such payments;
                                         minus

                                         (B) (i) cash as recorded in the
                                         cash books of the Group, and (ii)
                                         the Company Loan and accrued
                                         interest thereon;

"Delivery Date"                          means the date on which the
                                         Company delivers to the parties
                                         the Purchase Price Adjustment
                                         Statement or, as the case may be,
                                         the WWS Net Debt Certificate;

"Disputing Party"                        has the meaning set out in paragraph 4;

"Estimated Working Capital"              means the Seller's best estimate
                                         of the Working Capital as at the
                                         close of business on 31 March 2002
                                         as set out in Part II of this
                                         Schedule 5, expressed in pounds
                                         sterling;

"Estimated Net Debt"                     means the Seller's best estimate
                                         of the Net Debt as at the close of
                                         business on 31 March 2002 as set
                                         out in Part II of this Schedule 5,
                                         expressed in pounds sterling;

"Pension Shortfall Amount"               means (pound)35,800,000, being the
                                         deficit in the Wessex Water
                                         Pension Scheme identified in the
                                         Baker & Woodrow report to the
                                         Company and the trustees of the
                                         Wessex Water Pension Scheme dated
                                         8 March 2002;

"Purchase Price Adjustment"              has the meaning set out in paragraph 2;

"Purchase Price Adjustment Statement"    means the statement in the format
                                         set out in Part II of Schedule 5
                                         delivered by the Company to the
                                         parties as provided in paragraph 3
                                         of this Schedule 5 setting forth
                                         (i) the amount of Estimated
                                         Working Capital (ii) the amount of
                                         Estimated Net Debt (iii) the
                                         amount of each of Actual Working
                                         Capital and Actual Net Debt and
                                         (iv) the calculation of the
                                         Purchase Price Adjustment, where
                                         applicable as amended, substituted
                                         or replaced under paragraph 5 of
                                         this Schedule 5;

"Resolution Date"                        means, in respect of the Purchase
                                         Price Adjustment Statement, or, as
                                         the case may be, the WWS Net Debt
                                         Certificate the later of the
                                         following: (i) if a Dispute Notice
                                         is delivered before the expiry of
                                         the Review Period, the date of
                                         resolution of all matters set out
                                         in the Dispute Notice by mutual
                                         agreement of the Seller and the
                                         Purchaser; and (ii) if an
                                         Accountant is retained in relation
                                         thereto, the date on which the
                                         Report has been received by the
                                         Seller and the Purchaser;

"Working Capital"                        means the Current Assets less the
                                         Current Liabilities.

"WWS Completion Net Debt"                means "Net Debt" of WWS and its
                                         subsidiaries on the Completion
                                         Date applying the definition of
                                         "Net Debt" above (excluding for
                                         this purpose the Company Loan and
                                         accrued interest thereon) to WWS
                                         and its subsidiaries instead of to
                                         the Group;

"WWS Initial Net Debt"                   means "Net Debt" of WWS and its
                                         subsidiaries on 31 March 2002
                                         applying the definition of "Net
                                         Debt" above (excluding for this
                                         purpose the Company Loan and
                                         accrued interest thereon) to WWS
                                         and its subsidiaries instead of to
                                         the Group;

"WWS Net Debt Certificate"               means a certificate certifying (i)
                                         WWS Completion Net Debt, (ii) WWS
                                         Initial Net Debt, (iii) the WWS
                                         Net Debt Reduction delivered by
                                         the Company to the parties as
                                         provided in paragraph 3 of this
                                         Schedule 5 where applicable, as
                                         amended, substituted or replaced
                                         under paragraph 5 of this Schedule
                                         5;

"WWS Net Debt Reduction"                 has the meaning set out in paragraph 2;


2.(a) The Price Consideration payable pursuant to this Agreement is based upon:

                  (i) the assumption that the Actual Working Capital will be equal to the Estimated Working Capital; and

                  (ii) the assumption that the Actual Net Debt will be equal to the Estimated Net Debt.

         (b) Accordingly, upon Completion, the parties agree to adjust the Price Consideration by an amount (the "Purchase Price Adjustment") calculated as the aggregate of:

                  (i) the difference between (c) the Estimated Net Debt and
         (d) the Actual Net Debt, which shall be a positive purchase price adjustment if (c) exceeds (d) and a negative purchase price adjustment if (d) exceeds (c) (provided always that if provided that if (c) exceeds (d) by an amount of more than (pound)2 million, the difference shall be deemed to be (pound)2 million);

                  (ii) the difference between (e) the Estimated Working Capital and (f) the Actual Working Capital, which shall be a negative purchase price adjustment if (f) is less than (e) (provided always that if (f) exceeds (e) there shall be no positive adjustment).

         If the Purchase Price Adjustment is a positive number the Price Consideration shall be increased by that number, and if the Purchase Price Adjustment is a negative number the Price Consideration shall be decreased by that number.

         (c) If, on the Completion Date the Purchase Price Adjustment Statement has been the subject of a Dispute Notice, to the extent the Purchase Price Adjustment Statement has not been amended, substituted or replaced in accordance with paragraph 5 of this Schedule 5, the Price Consideration shall, for the purposes of Completion, be adjusted in accordance with the Purchase Price Adjustment Statement provided by the Company in accordance with this paragraph 3 of this Schedule 5.

         (d) If, on the Completion Date the WWS Completion Net Debt specified in the WWS Net Debt Certificate is greater than the aggregate of the WWS Initial Net Debt plus (pound)4.5 million, the Price Consideration shall be reduced by an amount equal to the difference (the "WWS Net Debt Reduction"). If applicable, the WWS Net Debt Reduction operates to reduce the Price Consideration as adjusted under the provisions of this paragraph 2 of this Schedule 5.

3. (a) The Seller shall procure that the Company prepares the Purchase Price Adjustment Statement and delivers it to the Seller and the Purchaser as soon as reasonably practicable and in any event not later than immediately prior to Completion. In connection with the review of the Purchase Price Adjustment Statement by each of the parties, prior to Completion the Seller and following Completion the Purchaser shall or shall procure that the Company shall (i) give each of the parties and their authorized representatives reasonable access to all books, records, personnel, offices and other facilities and properties of the Sale Business, (ii) permit each of the parties to make such copies and inspections thereof as each of the parties may from time to time reasonably request and (iii) furnish each of the parties with such financial and operating data and other information with respect to the Sale Business as they may from time to time reasonably request. All calculations of the Purchase Price Adjustment Statement shall be prepared in accordance with the bases set out below in order of priority as they appear:

         (A)      the requirements of this Schedule 5;

         (B) to the extent not inconsistent with paragraph (a), the procedures and policies adopted in the preparation of the 2001 Accounts (but using the definitions as stated in this Agreement); and

         (C) to the extent not inconsistent with paragraphs (a) and (b), in accordance with GAAP as consistently applied in the 2001 Accounts.

         (b) The Seller shall procure that the Company prepares the WWS Net Debt Certificate and delivers it to the Seller and the Purchaser immediately prior to Completion. The Seller in the period prior to Completion) and the Purchaser (in the period following Completion) shall procure that the requirements of paragraph (a) above are observed by the Company for the purpose of and in relation to the WWS Net Debt Certificate in the same way as for the Purchase Price Adjustment Statement.

4. If a party disagrees (the "Disputing Party") with the Purchase Price Adjustment Statement or the WWS Net Debt Certificate, as the case may be, the Disputing Party may before the end of working hours on the twentieth
(20th) day after the date of delivery thereof to each party (the "Review Period"), deliver to the other party a notice (a "Dispute Notice") disputing the Purchase Price Adjustment Statement or the WWS Net Debt Certificate, as the case may be. Within twenty (20) days of delivering the Dispute Notice, the Disputing Party will deliver a statement setting forth, in reasonable detail, the quantity, nature and basis of its disagreement(s) therewith. If no Dispute Notice is received by either party on or prior to the expiry of the Review Period, the Purchase Price Adjustment Statement or the WWS Net Debt Certificate, as the case may be prepared by the Company shall be final and binding on the Seller and the Purchaser in the absence of fraud or manifest error.

5. If a party timely receives a Dispute Notice from a Disputing Party, the Seller and the Purchaser shall endeavour in good faith to resolve the matter(s) set out in the Dispute Notice and settle a replacement Purchase Price Adjustment Statement or WWS Net Debt Certificate, as the case may be as soon as reasonably practicable and, in any event, before the end of working hours on the twentieth (20th) day after delivery of the Dispute Notice. To the extent that the Seller and the Purchaser do not resolve any such matter(s) by the end of such period, on notice from the Seller or the Purchaser to the other, they jointly shall engage KPMG (the "Accountant"). The Seller and the Purchaser hereby agree to provide to the other party, as soon as reasonably practicable and in any event within ten (10) days after the Accountant is engaged, all materials they intend to provide to the Accountant in connection with those matters in dispute, including their views on such matters (the "Accountant Materials"), and no earlier than the close of working hours on the fifth (5th) day thereafter and no later than the close of business hours on the tenth (10th) day thereafter provide such materials to the Accountant with any comments on either party's submissions. Following the Accountant Materials' distribution to the other party, such documentation shall not be altered by the distributing party prior to its distribution to the Accountant. The Seller and the Purchaser hereby agree to make available to the Accountant (or to procure the availability of) such documentation within their control as the Accountant in its sole discretion deems necessary for the purposes of performing his engagement hereunder. The Seller and the Purchaser agree to sign any engagement letter reasonably required by the Accountant. The Accountant, in undertaking the tasks to be performed by him as provided herein, shall act as an expert and not as an arbitrator. The Accountant shall be instructed as a term of his engagement hereunder to deliver to the Purchaser and the Seller, as promptly as practicable and in any event before the close of working hours on the thirtieth (30th) day following the date of his first receipt of materials hereunder from each of the Purchaser and the Seller, a report (the "Report") setting out an amended or replacement Purchase Price Adjustment Statement or WWS Net Debt Certificate, as the case may be in which the Accountant shall set out his determinations and all his relevant workings as to what adjustments, if any, need to be made to the Purchase Price Adjustment Statement or the WWS Net Debt Certificate, as the case may be consistent with the bases for the computation thereof as provided hereunder and accepting without further review those matters which have been agreed by the Seller and the Purchaser. Subject as hereinafter provided, all fees and expenses relating to the work of the Accountant shall be borne equally by the Seller and the Purchaser. The Report, in the absence of fraud or manifest error, shall be final and binding on the Seller and Purchaser, and no party shall seek further recourse to any Competent Authority.

6. (a) If, at the relevant Resolution Date, Completion has not occurred, the Price Consideration shall be adjusted on Completion under paragraph 2(b) above of this Schedule 5 in accordance with the Purchase Price Adjustment Statement as amended, substituted or replaced under paragraph 5 of this Schedule 5:

         (b) (i) if paragraph (a) does not apply and if the Price
Consideration as adjusted at the Resolution Date in accordance with the Purchase Price Adjustment Statement agreed or determined as of that date, is greater than the Price Consideration as actually paid at Completion, the Purchaser shall pay to the Seller an amount equal to the difference;

         (ii) if paragraph (a) does not apply and if the Price
Consideration as adjusted at the Resolution Date in accordance with the Purchase Price Adjustment Statement agreed or determined as of that date, is less than the Purchase Consideration as actually paid at Completion, the Seller shall pay to the Purchaser an amount equal to the difference, in each case on the fifth (5th) Business Day after the Resolution Date.

         (c) If, at the relevant Resolution Date, the actual WWS Net Debt Reduction made to the Price Consideration at Completion in accordance with paragraph 2(d) is

         (i) greater than the WWS Net Debt Reduction specified in the WWS Net Debt Certificate agreed or determined as at that date, the Purchaser shall pay to the Seller an amount equal to the difference;

         (ii) less than the WWS Net Debt Reduction specified in the WWS Net Debt Certificate agreed or determined as at that date, the Seller shall pay to the Purchaser an amount equal to the difference, in each case on the fifth (5th) Business Day after the Resolution Date.

         (d) All payments under this paragraph 6 of this Schedule 5 shall be made together with interest on such amount calculated monthly from the Completion Date to the date of payment, at the thirty (30) day LIBOR for sterling balances on the Completion Date for deposits of the size of the amount of the Purchase Price Adjustment payable hereunder.

7. Payment pursuant to this Schedule 5 shall be made by CHAPS transfer of immediately available funds to an account or accounts in London designated by the party receiving payment in writing (such designation being confirmed in writing by such party's counsel).

                                  PART II

                    PURCHASE PRICE ADJUSTMENT STATEMENT

1.  Working Capital:


         Description                      Estimated ((pound), in millions)        Actual ((pound), in millions)

Current Assets:

Stocks and work in progress (if any)          3.9

Debtors -amounts falling due within one      63.3
year representing trade debtors,
other debtors, prepayments (other than
pension prepayments), accrued income
and interest receivable

Investments                                   0.7

Sub Total:                                   67.9

Current Liabilities

Creditors- amounts falling due within        98.5
one year representing trade
creditors, dividends payable, other
creditors, corporation tax, other
taxation and social security, accruals
and deferred income, and interest
payables

Sub Total:                                   98.5

Total Working Capital:                      (30.6)


Difference between Estimated Working Capital and Actual Working Capital:(pound)o

2.  Debt:

Estimated Net Debt:  (pound)604.9 million

Actual Net Debt:(pound)o

Difference between Estimated Net Debt and Actual Net Debt:(pound)o

3.  Purchase Price Adjustment (total of items 1 and 2 inclusive):(pound)o



SIGNED by                                            )
for and on behalf of                                 )
Azurix Europe Ltd.                                   )
                                                     )




SIGNED by                                            )
for and on behalf of                                 )
YTL Utilities (UK) Limited                           )
                                                     )



                                                                   Exhibit 99.1

                                                         Azurix
[Azurix Logo]                                            P.O.Box 1188
                                                         Houston, TX 77251-1188


                                                         Contact:
                                                         John Ambler
                                                         (713) 345-3638


AZURIX CORP. TO SELL WESSEX WATER TO YTL FOR US$777 MILLION PLUS
ASSUMPTION OF DEBT


FOR IMMEDIATE RELEASE: Monday, March 25, 2002


HOUSTON - Azurix Corp. announced today an agreement to sell all of the stock of its wholly owned indirect subsidiary Wessex Water Ltd., to YTL Utilities (UK) Limited, a wholly-owned subsidiary of YTL Power International Berhad ("YTL"), for (pound)544.6 (approximately US$777) million in cash. As part of the transaction, YTL will also assume approximately (pound)694.9 (approximately US$991) million in Wessex debt anticipated to be outstanding at closing. In conjunction with the proposed sale, Azurix Europe Ltd. is required to repay all borrowings under its (pound)400 million credit facility and Azurix Corp. will be tendering for all of its outstanding senior notes and soliciting consents to approve the sale at a total purchase price of 88% of par.

         The sale and purchase has been approved by the boards of Azurix, Azurix Europe Ltd. and YTL and by Azurix's shareholders. The sale also requires the approval of the shareholders of YTL Power; however, YTL Power's majority shareholder has committed to vote in favor of the sale. The sale is subject to certain conditions, including approval of the US Bankruptcy Court relating to Enron Corp.'s partial ownership interest in Azurix and Azurix's receipt of the senior note holder consents approving the sale of Wessex. Financial close is expected to occur in approximately two months. Azurix is being advised by Schroder Salomon Smith Barney.

         "The sale of Wessex is the biggest step we will take in winding down Azurix's business," said J. Michael Anderson, chairman and chief executive officer of Azurix. "The terms of the sale to YTL will allow us to retire substantially all of our debt. It also brings certainty to Wessex's customers and employees."

         "We are delighted to welcome YTL with their long term commitment to Wessex Water. This deal will bring stability and certainty to Wessex Water" said Colin Skellett, chairman and chief executive of Wessex. "We can now put the uncertainty of the last few months behind us and focus on continuing to deliver first class water and sewerage services to our 2.5 million customers."

         In conjunction with its sale of Wessex, Azurix will commence a tender offer for all of the following series of its debt securities:
10-3/8% Series B Senior Dollar Notes due 2007, 10-3/8% Series B Senior Sterling Notes due 2007 and 10-3/4% Series B Senior Dollar Notes due 2010. Azurix also will be soliciting consents from the holders of these notes to amendments to the indenture governing the notes to permit the sale of Wessex on these terms and to eliminate certain covenants, restrictions and events of default, and waiver of the timely filing of certain financial and other information. Registered holders of at least a majority of the aggregate principal amount outstanding of each series of the notes must consent to each action described above for its approval.

         Salomon Smith Barney is acting as dealer manager of the tender offer. Questions regarding the tender offer and consent solicitation may be directed to Salomon Smith Barney at 800-558-3745. Documentation will be available shortly. Requests for documentation can be made to Mellon Investor Services at 866-293-6625.

         YTL Power International is a Malaysian incorporated company listed on the Kuala Lumpur Stock Exchange. Its principal shareholder is YTL Corporation, also listed on the KL Stock Exchange. YTL Corporation is one of the 10 largest companies in Malaysia with interests in power generation, construction contracting, cement manufacture, property development and hotels, resorts & leisure.

         Wessex Water is the regional water and sewage company providing water supply and sewerage services in a 10,000 square kilometers area across the south west of England. Wessex supplies drinking water to approximately 1.2 million people in over 500,000 properties and sewerage services to 2.5 million people.

         This announcement does not constitute an offer with respect to any securities. The tender offer and the consent solicitation will be subject to the terms and conditions set forth in an offer to purchase and consent solicitation that Azurix will furnish to holders of the notes.

         Except for the historical information, the matters discussed in this press release are forward looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Actual results may differ significantly from the discussion of certain matters in forward-looking statements. Factors that may cause such differences include Azurix's ability to obtain on a timely basis consents required from noteholders and the bankruptcy court order approving the proposed sale of Wessex; YTL Power's ability to obtain on a timely basis consent of its shareholders to the purchase of Wessex; effects of Enron's bankruptcy, including the possible involvement of Enron's creditors or the bankruptcy court in the management of Azurix, including the Wessex sale; changes in exchange rates between other currencies and U.S. dollars; Azurix's ability to retain key personnel to manage the sale and tender offer process; and other factors discussed in the consent solicitation and offer to purchase and in Azurix's filings with the United States Securities and Exchange Commission.

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